UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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Securities Exchange Act of 1934
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TriCo Bancshares 63 Constitution Drive Chico, California 95973 Phone: (530) 898-0300
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

To our Shareholders:

On Thursday, May 19, 2022, TriCo Bancshares will hold its annual meeting of shareholders at 63 Constitution Drive, Chico, California 95973. The meeting will begin at 2:00 p.m. Pacific time.
Shareholders who owned shares of our common stock at the close of business on April 5, 2022, may attend and vote at the meeting. At the meeting, shareholders will be asked to:
1.Elect 12 directors for terms expiring at the 2023 Annual Meeting of Shareholders. The 12 nominees are listed on page 1 of the attached proxy statement.
2.Approve, on an advisory basis, the compensation of our executives.
3.Ratify the selection of Moss Adams LLP as our independent registered public accounting firm for 2022.
4.Attend to any other business properly presented at the meeting.
We do not know of any other business that will come before the meeting. Please vote online or by telephone or submit your proxy card (if you received one) as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the proxy statement or, if you received a hard copy of the proxy materials, on the enclosed proxy card.
We intend to hold our annual meeting in hybrid format: in person and via audio webcast. Due to the continuing uncertain public health impact of the coronavirus (COVID-19) pandemic, the potential of limitations on public gatherings in place in California, and to support the health, well-being and convenience of our shareholders and other stakeholders, shareholders will be able to participate via a live audio internet presentation of the annual meeting in addition to in person. This internet option will allow shareholders to listen to, and ask questions during, the annual meeting. Provided below is information regarding the live audio presentation of the annual meeting:
Internet Access: www.meetnow.global/MXGCQGM

We will announce any additional alternative arrangements for the meeting as promptly as practicable, which may include adjourning or postponing the annual meeting to another time or place. Please monitor our annual meeting website at https://www.tcbk.com/investor-relations for updated information. If you plan to attend our meeting in person, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting. If you vote online or by phone, please be prepared to provide the control number from your Notice or proxy card.
By Order of the Board of Directors,
Secretary

Chico, California
April 13, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2022

TriCo’s Annual Report on Form 10-K for the period ending December 31, 2021 and the 2022 Proxy Statement are available at https://www.tcbk.com/about/investor-relations.

For more information on how to cast your vote, please see the Questions and Answers section beginning on page 62.

YOUR VOTE IS IMPORTANT TO TRICO BANCSHARES. Regardless of whether or not you plan to attend the meeting in person, we urge you to vote in favor of each of the proposals as soon as possible.

Forward-looking statements. Certain statements contained in this proxy statement may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as “anticipates,” “believes,” “expects,” “future,” “intends,” and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual outcomes and results may differ materially from those expressed in, or implied by, forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks discussed in our 2021 Annual Report on Form 10-K and subsequent Securities and Exchange Commission (SEC) filings.
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PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
The Board of Directors of TriCo Bancshares ("TriCo" or the "Company") is providing this proxy statement to you in connection with the solicitation of proxies for its annual meeting of shareholders, which will take place at 2:00 p.m., Pacific Time on May 19, 2022, and any adjournments and postponements of the annual meeting, which we refer to collectively as the "meeting." These proxy materials were first made available to shareholders on or about April 13, 2022.

As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement. The following is a summary of the proposals that will be presented at the meeting.

1.Election of Directors
Twelve (12) directors will be elected this year for terms expiring at our annual meeting in 2023. Each nominee is currently serving as a director of TriCo. The nominees for election are:

Donald J. Amaral	Kirsten E. Garen	Cory W. Giese
John S. A. Hasbrook	Margaret L. Kane	Michael W. Koehnen
Anthony L. Leggio	Martin A. Mariani	Thomas C. McGraw
Jon Y. Nakamura	Richard P. Smith	Kimberley H. Vogel

Brief biographies of the director nominees are found at “Board of Directors.” These biographies include each nominee’s age, business experience, a description of some of the experience, qualifications, attributes or skills that led us to conclude that each nominee should serve as a director of the Company and certain other information.
We know of no reason why any nominee may be unable to serve as director. If any nominee is unable to serve, the proxy may be voted for the election of such substitute nominee(s) as may be designated by the Board.
The 12 nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present, subject to the Company's majority withhold vote policy. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee or the Board may reduce the size of the Board.
Shareholders may cumulate their votes when electing directors. To do so, you must follow the procedures set forth in our Bylaws, which are described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.”
The Board recommends a vote FOR the election of all 12 nominees.

2.Advisory Vote Concerning Executive Compensation
We are asking our shareholders to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the meeting, shareholders will have the opportunity to endorse or not endorse our executive compensation programs through an advisory (nonbinding) vote on the compensation of our named executive officers as disclosed in this proxy statement.

Detailed information about the compensation of our executive officers is included in the sections titled “Compensation of Named Executive Officers” beginning on page 45 and “Compensation Discussion and Analysis,” beginning on page 30. Our executive compensation programs are designed to attract and retain well-qualified executives and to link executive officer compensation to, and to reward executive officers for, the Company’s financial performance and the creation of shareholder value. We believe that our executive compensation programs achieve these objectives.

The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming the shares voting in favor of the proposal also constitute a majority of the required quorum. As an advisory vote, this proposal is not binding on TriCo. However, our Board of Directors and our compensation and management succession committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers. We expect that the next advisory vote on our executive compensation program will occur at our 2023 annual meeting of shareholders.

The Board recommends a vote FOR the following resolution:

“Resolved, that our shareholders approve, on an advisory basis, the compensation of our Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion disclosed in this proxy statement.”

3.Ratification of Selection of Independent Registered Public Accounting Firm
Our audit committee has selected the firm of Moss Adams LLP as our independent registered public accounting firm for 2022.
The affirmative vote of a majority of those shareholders present and voting at the meeting will ratify the selection of Moss Adams LLP as our independent registered public accounting firm, assuming the shares voting in favor of the proposal also constitute a majority of the required quorum. If shareholders fail to ratify the appointment of Moss Adams LLP, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time.
Additional information concerning this proposal can be found at “Independent Registered Public Accounting Firm” on page 60.
The Board recommends a vote FOR the ratification of the selection of
Moss Adams LLP as our independent registered public accounting firm for 2022.

Your vote is important! Please cast your vote as soon as possible, but, if you vote by Internet or phone, you must vote no later than 11:59 p.m. Eastern time on May 18, 2022 for Common Stock held directly.
For more information on how to cast your vote, please see the Questions and Answers section beginning on page 62.

PROXY STATEMENT HIGHLIGHTS

Attending the Annual Meeting:
Due to the continued uncertainties on public gatherings caused by the ongoing global health pandemic, our 2022 Annual Meeting will be held both in person and online. This hybrid format protects the health and safety of our employees, shareholders, and directors and is consistent with federal, state, and local public health guidance. Furthermore, allowing shareholders to attend the meeting online facilitates shareholder attendance and participation by allowing all shareholders to participate through any internet-connected device from any location, free of cost. Moreover, a hybrid meeting will enable us to conduct the meeting with a reduced carbon footprint and less environmental impact compared to an all in-person meeting.
Shareholders of record of TriCo Bancshares common stock or authorized representatives of a beneficial holder of TriCo Bancshares Common Stock, or their legal proxy holders, as of the close of business on April 5, 2022, the record date, are entitled to attend the Annual Meeting.
The meeting will start at 2:00 p.m. Pacific time on May 19, 2022. Shareholders attending virtually may participate by logging onto www.meetnow.global/MXGCQGM beginning at 1:45 p.m. Pacific time and entering their 16-digit control number. We encourage shareholders to visit www.meetnow.global/MXGCQGM in advance of the meeting to familiarize themselves with the online access process and update their devices as appropriate. The virtual Annual Meeting platform is fully supported across browsers and devices that are equipped with the most updated version of applicable software and plugins.
Shareholders should verify their internet connection prior to the meeting. Additionally, shareholders should allow sufficient time after logging in to ensure that they can hear streaming audio prior to the start of the meeting.

If you have difficulties accessing the meeting online during check-in or during the meeting, please call the technical support number listed on the sign-in page for the meeting.
Shareholders will have substantially the same opportunities to participate in our meeting online as they have in-person. Shareholders will be able to attend, vote (in the case of holders of common stock), review the Rules of Conduct, and submit questions before and during a portion of the meeting via the online platform. Shareholders may submit questions by signing into the virtual meeting platform at www.meetnow.global/MXGCQGM, typing a question into the “Ask a Question” field, and clicking submit. Questions which comply with the Rules of Conduct and that are germane to the purpose of the Annual Meeting will be answered during the meeting, subject to time constraints. Questions regarding personal matters or matters not relevant to the Annual Meeting will not be answered. Substantially similar questions will be grouped together.

Shareholders of our common stock may vote during the meeting. Shareholders may also vote before the date of the meeting using one of the methods provided on the proxy card. We recommend that shareholders vote by mail, internet, or telephone prior to the meeting, even if they plan to attend the meeting in person or virtually.
For more information on how to cast your vote, please see the Questions and Answers section beginning on page 62.

About Our Company
TriCo Bancshares is a bank holding company headquartered in Chico, California. Our common stock is listed on the Nasdaq Stock Market where it trades under the symbol "TCBK".
Through our subsidiary, Tri Counties Bank (the "Bank"), we provide customers Service with Solutions through our branch network and loan production offices in communities throughout California. The Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more. The information on our website is not part of this proxy statement.

Corporate Performance Highlights

•Strong financial performance amid challenging operating environment due to the continuing pandemic
•Strong capital and liquidity positions
•$8.6 billion in assets at December 31, 2021, compared to $7.6 billion in assets at December 31, 2020
•Maintained a high level of asset quality with improvement in net recoveries recorded during the year
•Improved annual operating efficiency from 58.4% in 2020 to 53.2% in 2021
•Expanded lending operations with three new loan production offices in Southern California as well as one in Walnut Creek, California
•Expansion into the Central Valley of California with the announcement in July 2021 of TriCo entering into an agreement to acquire Valley Republic Bancorp - such acquisition was closed on March 25, 2022
•Continued to provide support for individuals, families, employees, businesses and communities during the second year of the ongoing pandemic:
◦We issued over 1,800 Payroll Protection Program ("PPP") loans totaling approximately $197 million in 2021
◦Through our PPP lending and working with our customers on temporary loan deferrals and other measures, we helped many small businesses stay open during the pandemic and, in turn, helped to save thousands of jobs throughout our footprint
◦Kept over 98% of branches open for business, many with in person services that were adapted to ensure safety (other than temporary closures due to COVID-19 exposure(s))
◦Initiated flexible leave program for employees and paid time off
◦Expanded number of resources dedicated to the call center, utilizing a practice, called “distributed call center” support, whereby branch based employees support the call center from their branches as additional support
•Continued to invest in people, processes, and technology to continuously improve our risk management capabilities and to drive increased efficiencies

Corporate Governance Highlights
Our Board of Directors is committed to strong and effective governance and oversight. Annually, the Board reviews and, as necessary, enhances its practices in relation to Board independence, Board accountability, and Board effectiveness. Below are some highlights of our Board governance program.
Board Independence
•Strong Independent Lead Director: The Board of Directors has an active and empowered Independent Lead Director.
•Substantial Majority of Independent Directors: Eleven of our 12 directors being nominated are considered independent under Nasdaq listing standards. The Chief Executive Officer is the only member of management who is nominated for election to the Board of Directors.
•Independent Director-Led Committees: All committees of the Board of Directors are comprised of independent directors.
•Executive Sessions: Independent directors meet in executive session as needed at regularly scheduled board and committee meetings.
Board Accountability
•Corporate Culture: Directors review and approve the Code of Business Conduct and Ethics annually.
•Attendance: Directors had a 94% aggregate attendance rate in 2021 for all Board and committee meetings.
•Annual Elections Subject to Majority Vote: Our Board has implemented a majority voting policy for uncontested director elections. All directors must be elected annually with no staggered or multi-year terms.

•Retirement Age: To encourage Board turnover/refreshment, our Bylaws provide that a director shall not stand for re-election at the Annual Meeting if that director will be 75 years or older at the time of election.
•Director Compensation: Director compensation is reviewed and approved annually by the compensation and management succession committee.
•Oversight of Strategy: The Board of Directors oversees the development of our strategic plan each year and receives updates on the implementation of strategic plans throughout the year at regularly scheduled Board meetings. The Board also reviews the risk assessment of the strategic plan.
•Stock Ownership Requirements: Directors are required to own TriCo stock equal in value to three times their annual retainer fee within five years of their Board appointment.
•Oversight of Succession Planning. The Board engages in an annual succession planning review meeting in addition to regular succession planning discussions at the committee level.
•New Board Members: Six of our current 14 directors have been directors of the Company for less than five years.
•Diverse Skills and Experience: Including financial and accounting, digital technology, marketing, regulatory, public company, C-suite, information technology, cyber security, small business, risk management, and thorough knowledge of the Company's geographic and banking/financial sector markets.
•Commitment to Diversity: The Board has outlined its commitment to diversity in the corporate governance guidelines, see "Board of Directors - Commitment to Diversity" on page 15..

Board Effectiveness

•Committee Self-Assessments: The Board, and the audit, compensation and management succession, and nominating and corporate governance committees conduct annual evaluations. The Board and Management implement action plans and make adjustments based on directors’ feedback.
•Director Skills and Expertise: The Board annually reviews directors’ skills and expertise to ensure the Board represents a diverse skill set oriented to the historic and emerging needs of our business. In late 2021 and early 2022, the Board added two new directors to enhance the Board’s skills and expertise. The Board does not consider individual directors to be responsible for particular areas of the Board's focus or specific categories of issues that may come before it. Rather, the Board seeks to assemble a group of directors, that, as a whole, represent a mix of experiences and skills that allows appropriate deliberation of all issues that the Board might be likely to consider.
•Director Education/Training: We maintain a director education program, with director education sessions conducted throughout the year. Directors are also encouraged to attend outside education events and report what they learned to the entire Board.
•Over-boarding Restrictions: All directors are subject to over-boarding restrictions and can serve on no more than three (3) public company boards (including TriCo).
•Strong Corporate Governance Guidelines: The corporate governance guidelines and board committee charters are reviewed annually to maintain strong and sound governance practices.

Executive Compensation Highlights
Strong Best Practices
•Annual review of pay equity practices
•Annual say-on-pay advisory vote
•Robust code of business conduct and ethics
•Pay for performance
•Use of independent compensation consultant reporting to the compensation and management succession committee
•No excise tax gross-ups

•No option repricing without shareholder approval
•Stock ownership guidelines for senior executive officers
•Clawback provisions

Environmental, Social and Governance (ESG) Highlights
Overview

We take a comprehensive approach to corporate social responsibility that includes investing in our communities and creating a culture of strong corporate governance and risk management. We believe that this approach enables us to more effectively serve our stockholders, clients, communities, and colleagues.

While our approach to ESG continues to evolve, we are currently focusing on creating value through the following prioritized areas: governance; diversity, equity and inclusion (“DEI”); engaging and empowering employees; and investing in our communities, including affordable housing and employee volunteerism. We will continue to evaluate and assess how ESG can be measured and monitored by community financial institutions such as the Company.

Human Capital / Social Highlights
We believe that an engaged and diverse workforce is one of the most valuable assets for a company in sustaining success. As such, we continuously seek to attract and retain an engaged workforce by creating an inclusive environment that values different opinions and beliefs, inspires innovative solutions, and enables people to thrive.
Our Response to the Ongoing COVID-19 Pandemic

•Significant measures taken to provide employees and customers with a sense of safety, security, and certainty in response to the pandemic
•Established social distancing and hygiene and environmental protocols for on-site workers at our banking centers and offices; placed hand sanitizing stations throughout offices, operations centers, and branch lobbies
•At the height of the pandemic, just under 50% of our workforce was working remotely
•Provided administrative paid leave support to employees impacted by the pandemic
•Developed tracking and reporting solutions to monitor employee circumstances related to the COVID-19 pandemic
•Provided comprehensive training and education to all employees regarding state and county health and safety requirements
•Established a cadence of frequent communications to keep employees and leadership informed of changing expectations relating to required protocols
Diversity and Inclusion Initiative
•Initiated a Diversity and Inclusion Working Group and engaged third party DEI consultants to accelerate our efforts and to evaluate opportunities in this area
Employee Engagement
•Competitive health, wellness, and financial benefits programs as well as services that assist employees in maintaining a healthy work-life balance
•Recently enhanced our talent recruitment, retention, and development strategy through forward-looking career advancement conversations
•Holistic approach to collecting employee feedback and measuring employee engagement regularly
•Committed to ensuring safety of our customers, employees, and the physical security of our banking centers
•Quarterly surveying of employees for feedback on performance of selected business/operational units

•Sponsored a number of employees each year to attend nationally recognized post graduate banking school programs

For more information about our human capital management practices, please refer to our Annual Report on Form 10-K for the year ended December 31, 2021.
Corporate Social Responsibility
•TriCo continued to support approximately 200 community-based organizations that help strengthen the markets in which we operate. Our employees give back to the communities they serve through monetary contributions and provided nearly 7,000 hours of volunteer service to non-profits, community organizations, schools, and youth programs.
•Due to COVID we were limited in the number of financial education classes we were able to provide, however we were able to provide 78 virtual financial education classes to assist in education and development.
•We conducted a bank-wide community food drive with the Salvation Army that donated over 45,000 pounds of food to those in need.
•In 2021, Tri Counties Bank deployed over $1.7 million to support community non-profits and $116,000 in AHEAD and WISH grants received through the Federal Home Loan Bank of San Francisco to help support access to credit for new small businesses and affordable home ownership opportunities for low- and moderate-income families. In addition, we invested over $25 million for the support of affordable housing.
•Bank On Certification. Recognizing the need to deepen outreach to under-banked individuals and provide safe access and affordable banking services, we developed a specialty checking account and enhanced it so that it aligns with “Bank On” national account standards.

Environmental Highlights
Throughout our daily operations we seek ways to reduce our impact on the environment by eliminating or reducing the use of paper statements and documents where possible.
•We regularly encourage our customers to sign up to receive statements and notices electronically through the use of E-statements and E-notices and to take advantage of our online and mobile banking services.
•We continued to roll out our initiative that will allow for many documents to be signed electronically.
•We encourage our employees to reduce their use of paper documents where possible and to receive tax documents through the use of E-tax forms.
•Our operations center utilizes solar panels to reduce energy use.
•Shareholders are given an opportunity to receive our proxy materials electronically to help us reduce our production, use and delivery of significant quantities of material.
•The hybrid format of our annual meeting further reduces our carbon footprint to the extent travel to our meeting is reduced.
•Our pivot to remote working by a significant portion of our workforce during the pandemic reduced the carbon footprint due to less commuting to and from work. As the pandemic hopefully subsides, we are evaluating our workforce to determine the extent we can continue to offer remote work opportunities.
•We are working to phase-out many of our printers and copy machines as the business units adapt to paperless operating processes.

Our Culture
Our values are the foundation and the moral compass for everything we do. Our values should guide every conversation we have, every decision we make, and every interaction we have with our customers and our fellow employees. Our values are simple and rely on common sense – just some basic rules to live and work by. The difference is in how we abide by our values and hold each other accountable. We won’t always be perfect, but we should strive to live and work by these every day.

We have five core T.R.I.C.O. values:

•Trust - We strive to earn the trust of our customers and colleagues.
•Respect - We appreciate and value others and treat them kindly.
•Integrity - We act with sincerity and honor the commitments we've made.
•Communication - We are thoughtful and transparent in our communication.
•Opportunity - We look for ways to exceed the expectations of our customers.

Shareholder Alignment and Engagement
Executive management held 90 (primarily virtual) shareholder/investor meetings in 2021. Feedback from shareholders is important to consider and we value opportunities for engagement.

BOARD OF DIRECTORS

At the meeting, shareholders will elect 12 directors to serve for terms expiring at TriCo’s 2022 Annual Meeting of Shareholders. Each of the following persons listed and described below is nominated for election as a director at the meeting.
Each nominee currently serves as a director of TriCo and our wholly-owned subsidiary, Tri Counties Bank, which we refer to as the Bank. The directors also serve on committees of the Board of Directors of the Bank in addition to TriCo Board committees. Unless otherwise indicated, each director’s current profession has been for at least the past five years.
Craig S. Compton and L. Gage Chrysler III, both of whom currently serve as directors, have notified us that they will be retiring immediately before the annual meeting and, therefore, will not stand for reelection. In light of the impending retirements of the two directors, the number of nominees named in this proxy statement, 12, is two fewer than the number of directors that comprise the Board of Directors as of the date of this proxy statement, 14. Effective upon the two directors’ retirements, the Board of Directors, by resolution, has fixed the number of directors at 12. Therefore, 12 directors will be elected at the meeting.

The Board of Directors thanks Directors Compton and Chrysler for their valued services to TriCo and Tri Counties Bank.
Donald J. Amaral
Donald J. Amaral, age 69, has been a director since 2003. Mr. Amaral is chairman of our audit committee and a member of our compensation and management succession, risk, and nominating and corporate governance committees. He was chairman and chief executive officer of Coram Healthcare Corporation, a home infusion therapy company, from 1995 to 1999. Retired since 1999, he served as chief executive officer and chief financial officer of various companies for over 25 years. Mr. Amaral has a bachelor’s degree in business with a minor in accounting and an MBA degree from UCLA.

We have nominated Mr. Amaral because his education, knowledge and experience allow him to provide the Board with insight regarding financial and accounting matters and to serve on our audit committee as a financial expert. In addition, we believe that his professional experience and leadership qualities contribute to the effectiveness of the Board and the committees on which he serves.

Kirsten E. Garen
Kirsten E. Garen, age 59, has been a director since February 19, 2020. Garen is the chair of our IT/cybersecurity committee and a member of our audit, risk and CRA committees. Since November 2020, she has been employed as SVP, Chief Information Officer at CDK Global, San Jose, CA, a provider of integrated data and technology solutions to the automotive, heavy truck, recreation, and heavy equipment industries. From August 2017 to March 2020, she was EVP, Chief Information Officer for Delta Dental of California/Dentegra Insurance Co., San Francisco, CA. She also led the Technology, Cybersecurity and Enterprise Project Management Office for Delta Dental of California and its affiliate companies. From 2011 to July 2017, she was Senior Executive Vice President and Chief Information Officer at Bank of the West, San Francisco, CA. Bank of the West is a subsidiary of BNP Paribas, Paris, France. She has over 20 years of experience managing IT strategies and implementation for financial services and insurance companies such as Visa, The Charles Schwab Corporation, Bank of the West, and Delta Dental. Ms. Garen holds an MBA in Health Care Management from the Wharton School at the University of Pennsylvania, and a BS in Business Administration from the University of Michigan. She is a National Association of Corporate Directors fellow, a former board member of the Commonwealth Club of California, and a former advisory board member of FTV Capital, a private equity firm.

We nominated Ms. Garen due to her experience in creating and implementing business and technology roadmaps, including portfolio construction, delivery metrics, cybersecurity and risk mitigation as well as her information technology expertise.

Cory W. Giese
Cory W. Giese, age 44, has been a director since 2013 and Independent Lead Director since May 2020. Mr. Giese is a member of our audit and IT/cybersecurity committees and chair of our risk committee. Mr. Giese is a Certified Public Accountant and is a principal at Cory Giese CPA, a certified public accounting firm in Truckee, CA since 2006. From April

2013 to February 2019, he was principal at Giese Swany, LLC, a certified public accounting firm in Incline Village, NV. He is also a managing partner of ERP Rentals, a privately held real estate investment entity. He holds a BS in Business Administration from California State University, Chico and a Masters in Accounting from Washington State University.

We nominated Mr. Giese based on his business background and his ties to and familiarity with several of the communities in which we operate. In particular, Mr. Giese’s education and experience in accounting as a certified public accountant qualify him to serve on our audit committee and is considered a financial expert.

John S. A. Hasbrook
John S. A. Hasbrook, age 62, has been a director since 2002. Mr. Hasbrook is a member of our audit, compensation and management succession, and risk committees and chair of our nominating and corporate governance committee and served as Chair of the Bank’s director loan committee prior to its consolidation into the risk committee in February 2020. In September 2021, Mr. Hasbrook retired as President of SunWest Wild Rice Co., Inc., Winters, CA a food marketing company, President of Hasbrook-Fetter Farms, Inc., Winters, CA and Vice President, Marketing of SunWest Foods, Inc., Davis, CA, a rice milling and marketing company; he had been involved in such entities since 1987, 1989, and 1992, respectively. Mr. Hasbrook also serves as an advisor to the Santa Clara University Center for Food Innovation and Entrepreneurship. Mr. Hasbrook has a BS in finance and an MBA in Agribusiness from Santa Clara University.

We nominated Mr. Hasbrook because of his experience in the areas of finance, marketing, banking and deep roots in agribusiness and food marketing. His broad business experience and community involvement provides the Board with valuable insights concerning the primary communities in which the Bank operates and the agricultural industry in particular.

Margaret L. Kane
Margaret L. Kane, age 66, has been a director since February 19, 2020. Dr. Kane is a member of our risk, IT/cybersecurity, and CRA committees. She is the President and Chief Executive Officer of Kane Bank Services (“KBS”), Sacramento, CA, a consulting firm she founded in 1999. KBS provides consulting services to domestic and international financial institutions in areas including customer experience and advocacy, sales management, product distribution, employee and manager training and development, distribution strategies, and revenue growth. Prior to 2020, KBS provided consulting services to the Bank, advising on strategic planning and executive development. Prior to KBS, from 1988 to 1998, Dr. Kane was an Executive Vice President at Wells Fargo Bank, San Francisco, CA, prior to its combination with Norwest Corp, Minneapolis, MN where she was head of the retail branch network and also developed and managed the bank’s In- Store Banking Program from inception. Dr. Kane holds undergraduate (BA) and graduate degrees (PhD) from the University of California, Berkeley and Harvard University; respectively. She is a member of the Executive Committee of the Harvard Alumni Association in Cambridge, MA. She has also served on the boards of numerous non-profit organizations throughout her career.

We nominated Dr. Kane because of her deep understanding of the banking industry, including banks our size as well as large national and international institutions, her experience in retail banking, and her knowledge in strategic planning, development and execution. She is also very active in the Sacramento community and has in-depth knowledge of this key market and its businesses.

Michael W. Koehnen
Michael W. Koehnen, age 61, has been a director since 2002. He has been our Vice Chairman since 2010 and Corporate Secretary since 2021. Mr. Koehnen is a member of our risk committee. He is the owner and President of C.F. Koehnen & Sons, Inc., Glenn, CA, a fourth-generation family farming and beekeeping company. Mr. Koehnen is also President and owner of Riverwest Processing, Glenn, CA, an almond processing company, and president of several other agricultural-related entities, including Riverwest Processing, PK Exports, Koehnen Farming Company and K3 Exports Inc.

We nominated Mr. Koehnen because of his leadership experience and knowledge of corporate governance and compensation- related matters. In addition, his extensive involvement in businesses related to the agricultural industry allows him to provide valuable insights to the Board regarding agriculture, climate and supply-chain matters. Furthermore, he has held a significant number of shares of the Company for some time, providing prospective on long-term shareholder interests.

Anthony L. Leggio

Anthony L. Leggio, age 69, became a director upon our acquisition of Valley Republic Bancorp ("VRB") in March 2022. Prior to that he served as a director of Valley Republic Bancorp and Valley Republic Bank since its start in 2008. Mr. Leggio has been President/Manager of Bolthouse Properties, LLC, a commercial and residential real estate development firm located in Bakersfield, CA since January 2006. Prior to serving at Bolthouse Properties, LLC, Mr. Leggio served as Vice President and General Counsel of Wm Bolthouse Farms from July 2001 until December 2005. Previously, Mr. Leggio was managing partner of a Bakersfield area law firm for nearly 25 years. Mr. Leggio serves as a director of Tejon Ranch Company, Lebec, CA (NYSE: TRC), a diversified real estate development and agribusiness company (since 2012) and is currently chairman of TRC's audit committee. He is also a director of a number of private company boards located in Central and Southern California in the petroleum, auto and manufacturing fields. He is a licensed attorney in the State of California. Mr. Leggio received his B.S. degree from University of the Pacific and his J.D. from University of the Pacific, McGeorge School of Law.

In our merger agreement with Valley Republic Bancorp, we agreed to appoint one VRB director to our Board and to nominate them for reelection at our first annual meeting following our acquisition of VRB. We selected and have nominated Mr. Leggio because of his community involvement as well as his knowledge of key industries in, and the economies of, the Central Valley of California. In addition, he has experience in agriculture and farming, real estate development, conservation, and financial and investment management. Furthermore, he holds a significant number of shares of the Company, providing prospective on long-term shareholder interests.

Martin A. Mariani

Martin A. Mariani, age 65, has been a director since 2014. He serves as chair of our compensation and management succession committee and as a member of our audit and nominating and corporate governance committees. He farms almonds and walnuts and is a partner in Mariani Nut Company of Winters, California. He is also a managing member of Monticello Farming Company, Winters, CA and Scribe Winery, Sonoma, CA. Mr. Mariani was a director of North Valley Bancorp from 2004 until its merger with TriCo in 2014. Previously, he was a director of Yolo Community Bank. He is a board member, treasurer and chairman of the audit committee of the California Walnut Marketing Board; a member of the Dean’s Advisory Board for the College of Agriculture and Environmental Sciences at UC Davis; and a fellow at the American Leadership Forum, Mountain Valley Chapter. Mr. Mariani has BA and BS Degrees from UC Davis.

We nominated Mr. Mariani based primarily on his small business and agricultural industry background as well as his familiarity with, and deep roots in, community banking. In addition, his agricultural background allows him to provide valuable insights to the Board regarding climate and supply-chain matters.

Thomas C. McGraw
Thomas C. McGraw, age 70, has been a director since we acquired FNB Bancorp in July 2018. He serves on our risk, IT/ cybersecurity and CRA committees. Prior to that he was the Chief Executive Officer of FNB Bancorp and its subsidiary, First National Bank of Northern California (“First National Bank”) from April 2002 to July 2018. Furthermore, he was director of FNB Bancorp from 2001 to 2018 and director of First National Bank from 1989 to July 2018. Prior to becoming Chief Executive Officer of FNB Bancorp and First National Bank, he was First National Bank's President from October 2001 until April 2002. Mr. McGraw is a graduate of the University of San Francisco and has a Master's degree from San Francisco State University.

We have nominated Mr. McGraw because of his extensive knowledge of key issues and trends affecting the Company, his extensive knowledge of the San Francisco Bay Area banking market, FNB's customers acquired in the FNB Merger, and the banking industry in general. Mr. McGraw also is active in the communities we serve and has a deep understanding of marketing from his years at First National Bank as well as his tenure as a communications consultant in San Mateo and Marin Counties in California since 1987. Moreover, as the former CEO of FNB Bancorp and First National Bank, he has extensive knowledge of key issues and trends affecting the Company and its business in the San Francisco Bay Area. Furthermore, he has held a significant number of shares of the Company for some time, providing prospective on long-term shareholder interests.

Jon Y. Nakamura

Mr. Nakamura, age 65, was employed by MUFG Union Bank, N.A. from 2005 to January 2022, serving as Director and Assistant General Counsel since 2014; prior to that he served as SVP, Compliance Counsel. In this role, he advised the bank and its holding company, MUFG Americas Holding Corporation, regarding a range of legal, risk and financial regulatory matters. Previously he served as Assistant General Counsel, Federal Reserve Bank of San Francisco from 1999 to 2005. He is a licensed attorney in the State of California. Nakamura holds a BS from the University of Southern California school of business in business administration with finance emphasis and a JD from University of California Hastings College of the Law. He is Treasurer of the San Francisco Athletic Hall of Fame.

We have nominated Mr. Nakamura because his depth of knowledge in legal, compliance and risk matters facing the banking industry as well as his experience at a larger growth-oriented financial institution. He also has deep roots in the San Francisco Bay Area, including Santa Clara County, providing insight into a number of our important growth markets.

Richard P. Smith

Richard P. Smith, age 64, has been a director since 1999 and Chairman of the Board since May 2020. He has served as the President and Chief Executive Officer of TriCo and the Bank since 1999. Mr. Smith joined the Bank in 1994 as Vice President and Chief Information Officer. He was senior vice president-customer/employee support and control from 1997 until 1998, when he was promoted to executive vice president in the same capacity. Furthermore, Mr. Smith was named president of the Bank and executive vice president of TriCo in 1998. Mr. Smith served as Chairman of the California Bankers Association during 2011 and is currently a member of the Western Bankers Association ("WBA") board of directors and several of its committees, including the Past Chairman’s Council (Chair), and is Co-Chair of the CBA PAC Administrative Committee, Co-Chair of the CBA State PAC Committee, and Vice-Chair of the CBA Federal PAC Committee. In addition, he previously served on the WBA Benefits Board of Directors and the WBA FinTech Planning Committee. Mr. Smith is a graduate of California State University, Sacramento.

We have nominated Mr. Smith because we believe that including the President and Chief Executive Officer on the Board is important and assists the Board in keeping abreast of TriCo’s operations and management’s progress on corporate initiatives. Further, Mr. Smith has over 28 years of banking experience, including over 23 years as the Bank’s chief executive officer. In addition, Mr. Smith serves (or has served) on a number of industry association committees discussed above. This wealth of experience allows him to provide valuable insights to the Board concerning the banking industry and the Bank.

Kimberley H. Vogel

Kimberley H. Vogel, age 54, has been a director since February 19, 2020. Ms. Vogel is a member of our audit, compensation and management succession and IT/cybersecurity committees. She was President, Co-Founder and director of BaseVenture Investing, Inc., a cloud-based software company that develops investment management solutions for financial reporting, data visualization, and process management in San Rafael, CA from 2014 to 2019, serving as Transitional President in 2019 after the company was sold to Fidelity National Information Services, Jacksonville, FL (FIS). From 2005 to 2014, Ms. Vogel served as Chief Financial Officer at mFoundry, a provider of mobile banking and mobile payment services in Larkspur, CA. FIS purchased mFoundry in 2013. Ms. Vogel holds an MBA from the Harvard Business School and an undergraduate degree in accounting from Saint Mary’s College of California. She is a member of the board of directors of Triple Point Venture Growth BDC Corp. (NYSE: TPVG), Menlo Park, CA, an externally-managed business development company focused on providing customized debt financing and equity investments to venture growth stage companies in technology and other high growth industries; Forge Global Holdings, Inc. (NYSE: FRGE), San Francisco, CA, a provider of marketplace infrastructure, data services and technology solutions for private market participants; and Zachaphie, Inc., San Francisco, CA, a privately held company involved in real estate. She also serves on the board of trustees of Saint Mary’s College of California, Moraga, CA. Ms. Vogel is a Certified Public Accountant.

We have nominated Ms. Vogel based on her financial and accounting background and her experience with financial services technology issues and challenges; particularly her understanding of developments in the fintech industry and such industry's impact on the delivery of, and competition for, bank services. This experience also allows her to serve on our audit committee as a financial expert.

CORPORATE GOVERNANCE, BOARD NOMINATIONS AND BOARD COMMITTEES

Corporate Governance
We have long believed that strong corporate governance is critical to ensuring that TriCo is managed for the long-term benefit of our shareholders. We continue to review our corporate governance policies and practices along with provisions of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the rules of the SEC and the listing standards of the Nasdaq Stock Market. You can view our code of ethics and business conduct; our code of ethics for our principal executive officer, principal financial officer and senior financial officers; our audit, nominating and corporate governance, and compensation and management succession committee charters; and our corporate governance policies on the leadership & governance section on our website at www.tcbk.com/about. You may also request copies of these documents by contacting our corporate secretary in writing at TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, or by telephone at (530) 898-0300.
Board Leadership Structure
Independent Board Leadership. Our Board is committed to objective, independent leadership for our Board and each of its committees. Our Board views the active, objective, independent oversight of management as central to effective Board governance, to serving the best interests of our company and our shareholders, and to executing our strategic objectives and creating long-term value. This commitment is reflected in our company’s governing documents, including our Bylaws, our Corporate Governance Guidelines, and the governing documents of each of the Board’s committees.
Our Board’s Leadership Structure. Our Board believes that its optimal leadership structure may change over time to reflect our company’s evolving needs, strategy, and operating environment; changes in our Board’s composition and leadership needs; and other factors, including the perspectives of shareholders and other stakeholders. In accordance with Corporate Governance Guidelines, our Board has the flexibility to determine the Board leadership structure best suited to the needs and circumstances of our company and our Board. In connection with the retirement of former chairman, William Casey, in 2020, our Board, in coordination with our nominating and corporate governance committee, deliberated on and discussed the appropriate Board leadership structure.
Under our Board’s prior leadership structure, we had an independent chairman and an Independent Lead Director. In May 2020, William Casey, Chairman of the Board retired after 30 years as a Board member. On May 27, 2020 our Board elected Richard P. Smith, President and Chief Executive Officer as Chairman of the Board. In recognition that Mr. Smith is not independent, our Board elected Cory Giese as our Independent Lead Director and empowered him with robust, well-defined duties and authorities, which are described below. Our Board is composed of experienced and committed directors, all of whom are independent under Nasdaq listing rules, other than Mr. Smith. Our Board committees have objective, independent, experienced chairs and members. Mr. Smith is not a member of a Board committee. Furthermore, all of our directors are required to stand for election annually. Under the leadership of the Independent Lead Director, our Board is committed to engaging with shareholders and other stakeholders. Our Board believes that these factors, taken together, provide for objective, independent Board leadership, effective engagement with and oversight of management, and a voice independent from management and accountable to shareholders and other stakeholders.
In February 2022, the Board reviewed the current structure, with Richard Smith as CEO and chairman and Cory Giese as Independent Lead Director, and believes it continues to be the optimal leadership framework at this time. As a highly regulated community financial services company in uncertain times, we and our shareholders benefit from a combined chairman / chief executive officer with deep experience and leadership in, and knowledge of, the financial services industry, our company, and its businesses; as well as communicate our business strategies to our shareholders, customers, employees, regulators and the public, promoting accountability for the Company’s performance. We and our shareholders also benefit from an independent lead director who is empowered with, and exercises, robust, well-defined duties (see next page for a list of the duties); who is highly engaged and holds meetings with our independent directors, our CEO, and other management members.

Our Independent Lead Director, together with the other independent directors, exemplifies objective independent Board leadership, and effectively engages and oversees management. The Independent Lead Director is joined by experienced, independent Board members and a Chairman who, as CEO, serves as the primary voice to articulate our long-term strategy. The independent directors provide objective oversight of management, review the CEO’s performance and approve CEO compensation, help to establish the long-term strategy and regularly assess its effectiveness, and serve the best interests of our company and our shareholders by overseeing management’s work to create long-term value. The Board will annually review the effectiveness of this arrangement and believes this structure is in the best interest of shareholders and serves the Company well at this time.

Independent Lead Director Duties

The Independent Lead Director's role includes the following duties and authorities.

Meetings

•Consult with the chairman regarding the agenda and associated materials for Board meetings.
•Evaluate Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items.
•Preside at Board meetings when the chairman is absent or in circumstances where the chairman is (or may be perceived to be) conflicted.
•Engage with other independent directors to identify matters for discussion during executive sessions of the independent directors.
•Preside over regular executive sessions of the independent directors or meetings of independent directors.
•Authorized to call meetings of the independent directors or of the Board with any other director.

Communication with the Chairman

•Debrief the chairman regarding decisions reached and suggestions made at meetings of independent directors or during executive sessions.
•Facilitate communication between the independent directors and the chairman, including presenting the chairman’s views, concerns and issues to such directors and raising with the chairman, as appropriate, views, concerns and issues raised by such directors.
•Engage with the chairman between Board meetings and assists with informing or engaging with independent directors, as appropriate.
•Work closely with the chairman and the CEO to ensure the Company is building a healthy governance culture and an effective relationship between management personnel and members of the Board.

Governance Process

•Work with the nominating and corporate governance committee in the oversight of the Board, committee and individual director evaluation process.
•As part of the nomination process for election or re-election to the Board, assist the nominating and corporate governance committee, by engaging with each director individually regarding the performance and functioning of the Board, its committees and other evaluation matters, as appropriate, and inquiring as to whether any director has concerns about the nomination of other directors.
•Ensures that the Board acts and functions independently from management in fulfilling its fiduciary obligations.
•Ensure that the independent directors, as applicable, have the opportunity (if needed), at each regularly scheduled meeting, to meet separately without non-independent directors and management present.

Other Powers and Responsibilities

•Authorized to retain independent advisors on behalf of the Board as the Board or independent directors may deem necessary or appropriate.
•Provide leadership to the Board if circumstances arise in which the chairman may be, or may be perceived to be, in conflict, in responding to any reported conflicts of interest, or potential conflicts of interest, arising for any director.

Commitment to Diversity
In January 2019, the Board adopted diversity principles, acknowledging and embracing the benefits of having a diverse board of directors. These principles have been incorporated into TriCo's corporate governance guidelines. Diversity in the Board’s composition boosts creativity and supports informed decision-making based on different perspectives. It also helps us understand and engage with a variety of stakeholders and to achieve our business and other goals increasing shareholder value.
At TriCo, board diversity consists of a number of individual elements, including gender, age, nationality, cultural and educational backgrounds, skills and experience. We believe that diversity is not a static concept, but rather a relevant mix of required elements for the Board as a whole that evolves with time based on, among other things, the relevant business objectives and future needs of TriCo. We treat board diversity as a means for improvement and development rather than an end in itself. The Board applies these principles when evaluating the composition of the Board and in evaluating potential candidates.
In evaluating the diversity of the directors and considering potential nominees, the Board also considers the director's gender, ethnicity, and other diversity requirements for publicly traded companies under the California law. We complied with these requirements in 2021.

On August 6, 2021, the SEC approved amendments to the Listing Rules of NASDAQ related to board diversity. New Listing Rule 5605(f) (the “Diverse Board Representation Rule”) requires each NASDAQ-listed company, subject to certain exceptions, (1) to have at least one director who self-identifies as female, and (2) to have at least one director who self-identifies as Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, two or more races or ethnicities, or as LGBTQ+, or (3) to explain why the company does not have at least two directors on its board who self-identify in the categories listed above. In addition, new Listing Rule 5606 (the “Board Diversity Disclosure Rule”) requires each NASDAQ-listed company, subject to certain exceptions, to provide statistical information about the company’s board of directors, in a uniform format, related to each director’s self-identified gender, race, and self-identification as LGBTQ+. We are not required to fully comply with the Diverse Board Representation Rule until 2025. However, in the matrix below, we have provided the statistical information required by the Board Diversity Disclosure Rule.

Board Diversity Matrix (As of April 5, 2022)
Total Number of Directors			14
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	11	—	—

Part II: Demographic Background	—	—	—	—
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White (non-Hispanic or Latinx)	3	12	—	—
Two or More Races or Ethnicities	—	1	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background: 0

Director Resignation Policy
TriCo’s corporate governance guidelines provide that any nominee for director in an uncontested election (as long as cumulative voting is not in effect) receiving a greater number of votes withheld from the director’s election than votes for the director’s election (a "majority withhold vote"), must tender a resignation to the chair of the corporate governance and nominating committee promptly following certification of the shareholder vote. The committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. In determining whether to recommend acceptance or rejection of the tendered resignation, the committee will consider all factors it deems relevant including, without limitation, the stated reasons why shareholders "withheld" votes from the director, the director's length of service and qualifications, the director's contributions to the Company, and the Company's corporate governance guidelines. The Company will inform shareholders of its decision in a Form 8-K filed with the SEC within 90 days of the date of the shareholders’ meeting at which the election occurred. Our corporate governance guidelines can be found at: https://www.tcbk.com/about/corporate-governance.
Annual Election of Directors
The members of the Board are elected at least annually at the annual meeting of shareholders for one-year terms ending at the end of the next annual meeting. The Board’s nominating and corporate governance committee is responsible for preparing the proposal to shareholders for the election or re-election of directors. When considering nominees, the committee:
•Reviews the current composition of the Board taking into account the number of directors, their independence, diversity and availability for service to TriCo.
•Establishes and reviews with the Board the appropriate skills and characteristics required of the directors, also in light of our anticipated needs.
See also "Nomination and Election of Directors" on page 22.
Director Independence
We believe that independent directors play an important role in TriCo’s corporate governance and are committed to ensuring that a significant majority of our directors are independent. Our corporate governance guidelines provide that a director is independent if he or she does not have a material relationship with TriCo directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with TriCo, and otherwise qualifies as independent under the applicable rules of the Securities Exchange Act of 1934, as amended, and Nasdaq. Our independence determinations are based upon a review of all relevant transactions and relationships between TriCo, our senior management and our accountants, on the one hand, and each director and the director’s family members, on the other hand.
Our Board has affirmatively determined that all of our directors are independent as defined by Nasdaq Marketplace Rule 5605(a)(1) and our own corporate governance guidelines, with the exception of Mr. Smith who is employed as our president and chief executive officer.
In making its determination that Mr. Chrysler is independent, the Board considered that, until the end of 2015, Mr. Chrysler was a principal owner and CEO of Modern Building Inc. ("Modern"), a construction company utilized by the Bank in branch renovations/construction. Mr. Chrysler sold his interest in Modern January 2016 and is no longer employed by Modern; however, he still receives payments on a note given to him by the purchasers of Modern in connection with the sale. During 2021, TriCo utilized Modern on renovation/construction projects for Bank premises.

In making its determination that Ms. Kane is independent, the Board considered the consulting services previously provided by Ms. Kane through KBS to the Bank regarding strategic planning and executive leadership. Since January 1, 2020, neither Ms. Kane nor KBS have received any payments from the Bank or the Company for consulting services. During 2019, KBS earned approximately $115,000 in consulting fees from the Bank.

In making its determination that Mr. Koehnen is independent, the Board considered that the daughter of Mr. Smith and the son of Mr. Koehnen are married. These children of Messrs. Smith and Koehnen are independent adults and do not live in the household of either director. Furthermore, Mr. Koehnen is Secretary of the Company but does not receive any additional compensation for serving in such capacity.

In making a determination that Mr. Leggio is independent, the Board considered that Mr. Leggio is President/Manager and part owner of Bolthouse Properties LLC. Bolthouse is the landlord for the Tri Counties branch located at 11330 Ming Ave #400, Bakersfield, CA 93311. The branch was acquired by Tri Counties in connection with its acquisition of Valley Republic Bancorp on March 25, 2022. Annual lease payments by Valley in each of 2021, 2020 and 2019 were $88,560. The lease was entered into in 2012 and its initial term will expire ten years after the commencement of the lease, with four five-year options to extend.
In making its determination that Mr. McGraw was independent, the Board considered Mr. McGraw’s former position as CEO at FNB Bancorp and its subsidiary First National Bank prior to the acquisition by TriCo in July 2018. Furthermore, the Board also considered that Mr. McGraw receives non-discretionary payments pursuant to an Executive Supplemental Compensation Agreement with First National Bank in connection with his former employment.

Transactions with Related Persons
Our nominating and corporate governance committee is charged with monitoring and reviewing issues involving potential conflicts of interest and reviewing and approving all related party transactions. We have a policy adopted by our Board of Directors for reviewing transactions between TriCo and our directors and executive officers, their family members and entities with which they have a position or relationship. Our procedures for transactions with related persons are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. All transactions between TriCo and related persons may be consummated only if our nominating and corporate governance committee approves such transaction in accordance with the procedures set forth in our policy.
We annually require each of our directors and executive officers to complete a questionnaire that seeks information about related person transactions. Our nominating and corporate governance committee and Board of Directors annually review all transactions and relationships disclosed in the questionnaires, and the Board makes a formal determination regarding each director’s independence under our corporate governance guidelines.
There were no transactions or series of similar transactions during 2021, or any currently proposed transaction, to which TriCo was or is to be a party, in which the amount involved exceeded $120,000 or in which any of our directors, director nominees, executive officers or any shareholder owning 5% or more of our common stock, or any member of the immediate family or associate of any of the foregoing persons, had or will have a direct or indirect material interest.
Indebtedness of Board and Management Members
Some of our directors, executive officers and their immediate family members and associates are customers of Tri Counties Bank and we expect to have banking transactions with them in the future. The Board reviews the terms and fairness of any loans made by the bank to our directors and officers. We have concluded that all such loans and commitments to lend were made in the ordinary course of our business and complied with applicable laws. Terms, including interest rates and collateral requirements, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness not affiliated with TriCo or the Bank. In the opinion of our Board of Directors, these transactions did not involve more than a normal risk of collectability or present other unfavorable features. The aggregate amount of all loans and credit extensions outstanding as of December 31, 2021, to all directors and executive officers (including their associates and members of their immediate family) was approximately $6.3 million, representing approximately 0.6% of shareholders’ equity at that time. As of the date of this proxy statement, all of these loans were performing in accordance with their terms.
Stock Ownership Guidelines

TriCo’s Board of Directors believes that its directors should have a stake in the performance of TriCo’s stock, to align their decisions with creating shareholder value. TriCo’s Stock Ownership Guidelines encourages directors and executive officers to accumulate a meaningful position in TriCo common stock. Directors are expected to own stock in TriCo equal in value equal to a multiple of at least three times the director’s retainer.

This minimum ownership should be achieved within five years after any new director takes office. Compliance with share ownership guidelines is reviewed annually by the nominating and corporate governance committee, which determined that all covered executive officers and directors satisfy the stock ownership guidelines except as discussed below. At December 31, 2021, the following directors did not meet the stock ownership requirement: Garen, Kane and Vogel (each initially appointed to the Board in February 2020 - have until February 2025 to comply); and Nakamura (initially appointed to the Board in December 2021 - has until December 2026 to comply).

For executive officer stock ownership requirements, see “Compensation Discussion and Analysis - Stock Ownership Guidelines” on page 41.

No Hedging Transactions
The Company’s insider trading policy prohibits executive officers, directors and certain named employees from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds), making short sales of TriCo securities or otherwise engaging in any transactions that hedge or offset any decrease in the market value of TriCo securities or limit the ability to profit from an increase in the market value of TriCo securities. Except as discussed above, the policy does not prohibit all employees from hedging.

No Margin Accounts or Pledges

Furthermore, the Company’s insider trading policy prohibits executive officers, directors and certain named employees from holding TriCo securities in a margin account or pledging TriCo securities as collateral for a loan.

Board Self-Assessment
Our Board conducts a self-assessment annually, which is reviewed and discussed with the Board. In addition, all committees of the Board are expected to conduct periodic self-assessments. See “Annual Committee Evaluations” on page 21.
The Board’s Role in Enterprise Risk Oversight
Having appropriate independence and expertise, the Board plays a pivotal role in governance through its oversight of the Company’s implementation and operation of the Enterprise Risk Management Framework ("ERM"). The ERM is designed to enable effective and efficient identification, assessment, measurement and management of key enterprise risks and to align risk appetite and strategy. Management is responsible for the day-to-day management of these risks across the Company. Our Chief Risk Officer has primary responsibility for the implementation of the Company’s ERM in support of the Board’s risk oversight responsibilities, including establishment of risk management standards, engaging with business leaders on risk-taking activities and risk mitigation strategies, assessing the effectiveness of our risk management processes, and risk reporting to senior management, management committees, and the Board, either directly or through designated Board committees.

The full Board engages in periodic discussions related to risk management with executive officers and other employees as the Board deems appropriate. In addition, several Board committees have been assigned oversight responsibility for specific areas of risk; and risk management is an agenda topic at regular committee meetings, including:

•Audit Committee
◦major financial reporting risk, regulatory compliance risk, fraud risk, legal risk and significant risk trends as identified through the internal audit and compliance management programs
•Compensation and Management Succession Committee
◦risk that may result from our incentive compensation programs and talent management (attraction, retention, and succession planning activities as conducted by management)
•Nominating and Corporate Governance Committee
◦risk related to corporate governance practice and procedure
•Risk Committee
◦credit, interest rate and market, and operational risk, and significant risk trends identified by the chief risk officer
•Information Technology & Cybersecurity Committee
◦technology, cybersecurity and data protection risk
•Community Reinvestment Act Committee
◦CRA Program risk, community development programs, and related reputation risk

In general, and except as delegated above, the Board oversees risks related to ESG. The Board continues to evaluate ESG risks and how they impact community financial institutions such as the Company.

In addition, management established an Executive Risk Committee (“ERC”), chaired by the Chief Risk Officer, and comprised of executives responsible for all major categories of risk to provide management oversight and guidance related to the Company’s enterprise risk management, including the CEO, CFO, Chief Operating Officer and Chief Credit Officer. The ERC updates the Company’s risk appetite statement and enterprise risk management policy on an annual basis and establishes various risk tolerances focused on quantitative and qualitative key risk indicators, which are ultimately approved by the Board of Directors. The ERC has various sub-committees to address specific areas of risk.

Information Security / Cybersecurity

The Company has implemented a comprehensive set of information security policies, programs, an incident response plan, and related employee training programs. The Board information technology & cybersecurity committee has oversight responsibility for our efforts to respond to the increasing cybersecurity and technology related risks. Our Chief Information Security Officer and Chief Information Officer provide at least quarterly reports on the Company's cybersecurity risks and framework and provide a full information security and incident response report to the Board annually. We continue to strengthen the Company's infrastructure and staffing and enhance its comprehensive cybersecurity and technology controls. Improving our resiliency against cybersecurity threats remains a key focus for our Board and all levels of management. Among other actions, we provide training for all employees, engage in cross-functional cybersecurity tabletop exercises, and continue to improve and enhance internal reporting to the Board, including the results of regularly performed systems vulnerability scans and other controls testing. Our information security department and internal audit program periodically engage independent third parties to help assess the maturity of the Company's cybersecurity efforts and assist management in better managing risks. We also maintain cybersecurity insurance to provide coverage in the event of a loss.

Committee Composition

Our full Board of Directors generally considers all major corporate decisions. However, we have established standing committees so that some matters can be addressed in more depth than may be practical in a full Board meeting and to comply with legal and Nasdaq requirements that certain committees be comprised of independent directors, including a compensation and management succession committee, a nominating and corporate governance committee and an audit committee. In addition, we have established risk, information technology & cybersecurity, and a community reinvestment act committees. Each committee operates under a written charter. Following is a description of each of these committees.

The following table indicates for each current committee, its current membership and the number of meetings held during 2021.

	Audit	Compensation and Management Succession	Nominating and Corporate Governance	Risk	IT & Cybersecurity*	CRA*
# of Meetings Held	11	4	3	4	4	3
Members
Donald J. Amaral	Chair	●	●	●
L. Gage Chrysler III				●	●	Chair
Craig S. Compton		●	●
Kirsten E. Garen	●			●	Chair	●
Cory W. Giese	●			Chair	●
John S. A. Hasbrook	●	●	Chair	●
Margaret L. Kane*				●	●	●
Michael W. Koehnen				●
Martin A. Mariani	●	Chair	●
Thomas C. McGraw				●	●
Richard P. Smith
Kimberley H. Vogel	●	●			●

* Bank-level committees
Recently added Directors Nakamura and Leggio are not currently members of any committees. It is expected that they will receive committee assignments at a time after the annual meeting. The Board has determined that all directors, other than Mr. Smith, our chairman and CEO, are independent under Nasdaq listing standards as described at “Director Independence”.

Audit Committee
•monitors the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding financial reporting and accounting,
•evaluates our compliance with legal and regulatory requirements,
•monitors the independence, qualifications and performance of our financial executives, independent registered public accounting firm and internal audit department,
•oversees regulatory compliance, fraud and legal risks and significant risk trends as identified through the internal audit compliance management programs,
•oversees the communication among our independent registered public accounting firm, management, our internal audit function and the Board, and
•oversees the Company's whistleblower program.

The Board has determined that Mr. Amaral, Mr. Giese and Ms. Vogel are audit committee financial experts under the rules of the SEC and that each member of the committee is financially literate as defined by Nasdaq listing standards and is independent under special standards established by the SEC and Nasdaq for audit committee members. Their qualifications and business expertise are described at “Board of Directors.”
The audit committee also annually retains our independent registered public accounting firm and approves the terms and scope of work to be performed. For more information on this committee, please see “Report of the Audit Committee” on page 59. The audit committee has authority to conduct any investigation appropriate to fulfilling its responsibilities and has direct access to all persons in the Company.
Compensation and Management Succession Committee
•considers the recommendations of our management regarding most compensation matters, including director and executive compensation,
•establishes TriCo’s compensation philosophy,
•evaluates and approves the compensation levels for our Board and chief executive officer and evaluates the compensation of other executive officers,
•produces annually, a compensation discussion and analysis of executive compensation included in this proxy statement,
•oversees our long-term equity incentive plans,
•approves the benefits provided to our executive officers and directors,
•evaluates the management’s risk assessment of the Company’s incentive compensation plans,
•reviews and evaluates the Company's management of human capital, including talent management; and
•establishes and reviews our management succession policies.
For more information on this committee, please see “Compensation Discussion and Analysis” beginning on page 30.
Nominating and Corporate Governance Committee
•determines nominees to the Board in the manner described at “Nomination and Election of Directors” (page 22),
•reviews our Board committee structure and members,
•annually evaluates Board performance,
•approves any related party transactions as described at “Transactions with Related Persons” (page 17),
•monitors director independence,
•reviews our corporate governance guidelines and codes of business ethics and conduct,
•evaluated director candidates, and

•recommends the independent lead director for shareholder concerns.
Risk Committee
•evaluates and oversees the Company’s efforts to identify, monitor and manage credit, market (including interest rate & liquidity) and operational risks,
•periodically evaluates and sets the Company’s risk tolerances in these areas,
•considers the risk impact of any strategic decisions the Board may be contemplating in relation to the Company’s established risk tolerances,
•periodically examines the risk culture of the Company, and
•oversees the division of risk-related responsibilities of each Board committee to ensure oversight of significant risks are assigned and monitored.
Information Technology & Cybersecurity Committee
•monitors and oversees the information technology strategic plan,
•evaluates and oversees the Company’s risk management practices regarding computing practices, disaster recovery, information security, cybersecurity, and future security risks,

•receives quarterly updates on information security and cybersecurity trends and current efforts, and receives an annual report on the Company’s information security risk assessment efforts, and
•periodically evaluates and sets the Company’s risk tolerances in these areas.
Community Reinvestment Act Committee
•reviews and monitors the Bank’s CRA qualified community development service performance, including community outreach and marketing efforts,
•reviews public comments regarding the Bank’s CRA performance, and
•reviews the Bank’s fair lending program and risk assessments (moved to the audit committee in February 2022).

Annual Committee Evaluations
Each committee has implemented a process to assess committee performance and effectiveness. The assessments are conducted on an annual basis and include a self-assessment by each committee. The review includes an evaluation of various areas that may include committee size, composition, performance, coordination among committee members and among the standing committees, and involvement with the full Board. The results of the committee performance assessments are reviewed by each committee and discussed with the full Board.

CEO and Senior Management Succession Planning
Our Board, with the compensation and management succession committee, oversees CEO and senior management succession planning, which is formally reviewed at least annually. Our Board reviews potential internal senior management candidates with our CEO, third party consultants and other executive management members, including the qualifications, experience, and development priorities for these individuals. Directors engage potential senior management successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure, and experience.
Our Board also establishes steps to address emergency CEO and senior management succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable our company to respond to unexpected position vacancies, including those resulting from a major catastrophe, by continuing our company’s safe and sound operation and minimizing potential disruption or loss of continuity to our company’s business and operations.

Attendance at Meetings

Other than Director Compton, each director attended at least 75% of the meetings of the Board of Directors of TriCo and the meetings of the committees of TriCo’s Board of Directors on which they served. Mr. Compton attended 55% of meetings of the Board and his assigned committees. His absences were excused due to medical reasons.
Our corporate governance guidelines provide that each director is expected to attend our Annual Meeting of Shareholders. Eleven of the 12 directors at that time attended the 2021 annual shareholders meeting, either in person or via phone/internet. As to the 2022 Annual Meeting, in view of the potentially ongoing COVID-19 pandemic and to ensure safety of our directors and shareholders, we will consider directors attending by teleconference or the internet to be in attendance for the purposes of this policy.

Nomination and Election of Directors
Qualifications. Our nominating and corporate governance committee determines the director nominees for each annual meeting of shareholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must be committed to representing the long-term interests of our shareholders and possess:
•the highest personal and professional ethics, integrity and values,
•informed judgment,
•sound business experience,
•the ability to make independent analytical inquiries, and
•an understanding of our business environment.
The committee has not established any specific minimum qualification standards for directors, except that no person may serve as a director who is 75 years of age or older at the time of election or sit on more than three public company boards (including the Company).
The committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date the committee has identified and evaluated nominees for directors based on several factors, including:
•business or banking experience,
•knowledge of financial accounting and related internal control requirements,
•involvement in and familiarity with our community and the markets we serve,
•risk management,
•technology, cybersecurity, and digital media,
•strategic planning,
•business operations / acumen,
•independence from the Company,
•education,
•leadership abilities,
•professional reputation and affiliation,
•prior board or public reporting company experience,
•personal interviews,
•diversity, and
•referrals from our management, existing directors and advisors.

We do not currently pay any fee to a third party to identify potential director nominees, although we have recently retained search firms to assist in identifying qualified candidates.
Shareholder Nominations. The committee will consider nominees recommended by shareholders if the recommendation is made with the proposed nominee’s consent and includes sufficient information, and is made early enough to allow the committee to complete the evaluation process. Section 15 of our Bylaws provides that formal nomination for election of directors may be made by the Board of Directors or by any shareholder of any outstanding class of our capital stock entitled to vote for the election of directors. Notice of intention to make any nominations must be made in writing and be delivered or mailed to our president not less than 21 days or more than 60 days prior to any meeting of shareholders called for the election of directors. If less than 21 days’ notice of the meeting is given to shareholders, the notice of intention to nominate shall be mailed or delivered to TriCo’s president not later than the tenth day following the day on which the notice of meeting was mailed. If notice of the meeting is sent by third-class mail as permitted by Section 6 of TriCo's bylaws, no notice of intention to make nominations shall be required. The notification is required to contain the following information to the extent known to the notifying shareholder:
•the name and address of each proposed nominee,
•the principal occupation of each proposed nominee,
•the number of shares of capital stock of TriCo owned by each proposed nominee,
•the name and residence address of the notifying shareholder, and
•the number of shares of TriCo stock owned by the notifying shareholder.
Nominations not made in accordance with Section 15 of TriCo's bylaws may, in the discretion of the chairman of the meeting, be disregarded. Nominees recommended by shareholders are evaluated in the same manner as other nominees. We have not received any proposals for director nominees from shareholders for this election as of the date of this proxy statement.
Cumulative Voting. Each shareholder is entitled to cumulate votes in the election of directors. This means that a shareholder may cast votes for the number of shares owned multiplied by the number of directors to be elected. For example, if you own 1,000 shares, you could cast 12,000 votes because we will be electing 12 directors at the meeting. You could cast those votes for a single candidate or distribute your votes among any or all of the candidates. However, you may not cumulate votes for a candidate unless that candidate has been properly nominated prior to the voting and you have given notice of your intention to cumulate your votes. You must express your intention to cumulate votes at the meeting prior to casting your votes in the election. If any shareholder gives notice to cumulate shares, all other shareholders shall be allowed to cumulate their votes as well. We will provide an opportunity at the meeting for any shareholder who desires to cumulate votes to announce such intention to do so. We are soliciting, by your proxy, the discretionary authority to vote proxies cumulatively. The 12 nominees receiving the highest number of votes will be elected as directors, subject to our director resignation policy discussed on page 15.
Compensation and Management Succession Committee Interlocks and Insider Participation
No member of our compensation and management succession committee is an officer, former officer or employee of TriCo or Tri Counties Bank. No executive officer of TriCo had any interlocking relationship with any other for-profit entity during 2021, including serving on the compensation committee for any other for-profit entity.

COMPENSATION OF DIRECTORS

Director Compensation
The following table summarizes the compensation paid by TriCo to our non-employee directors in 2021:

Name (1)	Fees earned or paid in cash ($)	Stock awards ($) (2)	Option awards ($)	Change in pension value and nonqualified deferred compensation earnings ($) (3)	All other Compensation ($) (4)	Total ($)	Number of stock options outstanding as of 12/31/21	Number of shares underlying stock awards outstanding as of 12/31/21
Donald J. Amaral	59,167	66,657	0	0	707	126,528	4,000	1,422
L. Gage Chrysler III	54,167	66,657	0	0	0	120,823	0	1,422
Craig S. Compton	49,167	66,657	0	0	863	116,686	8,000	1,422
Kirsten E. Garen	56,557	66,657	0	0	0	123,323	0	1,422
Cory W. Giese	65,625	66,657	0	0	0	132,282	7,325	1,422
John S. A. Hasbrook	54,167	66,657	0	0	583	121,406	8,000	1,422
Margaret L. Kane	49,167	66,657	0	0	0	115,823	0	1,422
Michael W. Koehnen	49,167	66,657	0	0	568	116,391	0	1,422
Martin A. Mariani	56,667	66,657	0	5,420	0	128,744	7,500	1,422
Thomas C. McGraw	49,167	66,657	0	0	0	115,823	0	1,422
Jon Y. Nakamura (5)	0	0	0	0	0	0	0	0
Kimberley H. Vogel	49,167	66,657	0	0	0	115,823	0	1,422

(1) Richard Smith, our President and Chief Executive Officer, is not included in this table because he is an employee of TriCo and receives no additional cash compensation for his service as a director and Chairman of the Board. Mr. Smith’s compensation is shown at “Compensation of Named Executive Officers” on page 45.
(2) Represents the grant date fair value determined in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. Stock compensation is described in Note 17 - Stock Options and Other Equity-Based Incentive Instruments" to the Company's consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on March 1, 2022. On May 27, 2021, we granted each of our then-current non-employee directors a restricted stock unit (“RSU”) award for 1,398 shares of common stock that vests in full on May 27, 2022. Stock awards outstanding as of December 31, 2021 represent these grants and include the amount of dividends reinvested in RSUs. Dividends accrue without interest with respect to the corresponding number of shares subject to the award. Such dividend equivalents accrue and are converted into additional shares (equal to the fair market value of TriCo’s common stock at the time of such dividend). Such additional shares do not vest unless and until the underlying award vests.
(3) Except for Directors Mariani, balances reflect the change in actuarial value during 2021 of each participating director’s account under the director supplemental retirement plan described on page 25. With respect to Director Mariani, balance reflects the above-market interest earned during 2021 under our deferred compensation plan described herein.
(4) Reflects the taxable value attributable to the split dollar life insurance benefits described on page 26.
(5) Mr. Nakamura joined the Board in December 2021 and did not receive any director compensation from the Company in 2021.

Composition of Director Compensation
Cash Retainers. Effective June 2021, we paid our non-employee directors an annual retainer of $50,000. Furthermore, during 2021, the following directors received annual retainers as indicated for their added responsibilities: Independent Lead Director ($10,000); the chair of the audit committee ($10,000); $7,500 each to the chairs of the risk, compensation and IT/cyber risk committees; and $5,000 each to the chairs of the nominating and corporate governance and CRA committees. We do not pay our directors any additional compensation to attend Board or committee meetings.

Equity Based Awards. A significant portion of each non-employee director’s annual compensation is in the form of equity, which the Board believes helps align director compensation with the interests of our stockholders. Under our stock plan, each director in 2021 was awarded $65,000 in RSUs that vest one year from the date of grant.

Other Director Compensation Matters

Indemnity Agreements. In addition, each director has an indemnity agreement under which each of TriCo or the Bank will indemnify the director against claims arising or relating to the director’s service as a director, was covered by directors’ and officers’ liability insurance and was reimbursed for expenses incurred in connection with attendance at Board meetings (including expenses related to spouses when spouses are invited to attend Board events).
Deferred Compensation Plans. In 2005 we adopted a deferred compensation plan permitting our directors to defer payment of their retainer fees until retirement, termination of directorship, or death. A director can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan, which permitted director deferrals from 1992 until 2004. A director who elects to defer retainer fees for any year must defer a minimum of $200 per month. For 2021, one director (Director Garen) elected to participate in this plan. The plan also permits us to make discretionary contributions to a director’s account. To date, we have not made any discretionary contributions on behalf of any directors. A director’s plan benefit is payable upon the director’s retirement, the termination of directorship or death. All distributions under the plan are subject to the rules of Section 409A of the Internal Revenue Code (the “Code”). The plan is nonqualified, unsecured and unfunded.

For contributions made prior to January 1, 2021, interest accrues on directors’ deferred compensation plan accounts at a rate equal to 1% above the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. From the time that a director leaves our Board and until benefits are paid, a director’s account under the plan is credited with interest each month at the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. Due to the historic low rates of interest and to minimize future costs, the Board determined to reduce the interest earned on deferrals under the plan after 2020 to a rate of 1.5% below the Moody Index with a floor of 0.5%. A director is immediately 100% vested in any deferrals and any related interest on those deferrals. We determine the vesting rate for any discretionary contributions credited to a director’s account and any related interest. Notwithstanding the foregoing, if a director is removed for cause, our compensation and management succession committee can decide whether the interest credited to the director’s account with respect to any deferrals and our discretionary contributions, if any, are forfeited.

Director Supplemental Retirement Plan. In 2004, we adopted a supplemental retirement plan to provide additional retirement benefits to directors who retire on or after January 1, 2004. This plan replaced our supplemental retirement plan for directors originally adopted in 1987; and any benefit accrued by a director as of December 31, 2003 under this earlier plan will be paid under the terms of the 2004 plan. Directors joining our Board after 2007 are not eligible to participate in this plan. However, any of the eligible outside directors who attains “director emeritus” status becomes qualified to participate in the 2004 plan. A participating director retiring on or after age 55 with at least 15 years of service, or after a change of control with any number of years of service, can receive an annual lifetime benefit equal to the amount of his base Board fees paid by us during the final year of service. The amount of the retirement benefit is reduced for each month that the benefit commencement date precedes the director’s 65th birthday. A director’s annual benefit payments under the plan begin the month after retirement. If a director is involuntarily removed, all benefits under this plan are forfeited. The plan is nonqualified, unsecured and unfunded.
Effective December 14, 2017, the 2004 Director’s Supplemental Retirement Plan was frozen to use the annual retainer fee in effect on December 14, 2017 ($36,000). Participating directors Amaral, Compton, Hasbrook and Koehnen will continue to accrue service under the plan and no new directors are eligible to join the plan.

Split Dollar Life Insurance. We have entered into joint beneficiary agreements with Messrs. Amaral, Hasbrook, Koehnen and Compton under a previous director compensation program. These agreements provide that TriCo owns and pays premiums on a split dollar life insurance policy to provide various death benefits in certain circumstances to the beneficiaries named by each of these directors.

Long Term Care Agreements. In 2003, we entered into long-term care agreements with all eligible directors and executive officers and paid a one-time premium for long-term care insurance for each participant. The single premiums cost approximately $50,000 for each participant and were amortized by TriCo over five years. Under certain conditions, the long-term care insurance provides long-term care benefits if a participant becomes disabled or has a long-term medical condition. Directors Amaral, Compton, Hasbrook and Koehnen are participants under such agreements.
Periodic Review of Director Compensation - Director Compensation Adjustments in 2021

The compensation and management succession committee periodically assesses non-employee director compensation relative to TriCo’s peers at least every two years using data from, and with the assistance of, an independent consultant. In 2020, Aon plc (“Aon”), the compensation and management succession committee’s compensation consultant, conducted a survey of director compensation practices of its peers. However, because of the uncertainty of the pandemic, the compensation committee determined to keep the Board annual retainers at 2019 levels for 2020. In May 2021, the committee utilized the 2020 survey and decided to increase the annual Board retainer from $48,000 to $50,000; increase the RSU grants from $45,000 to $65,000; and increase the Independent Lead Director annual retainer from $7,500 to $10,000. The focus on increased equity rather than cash was in line with the Company's focus on weighting equity compensation more than cash to further align director pay with shareholders.

OWNERSHIP OF VOTING SECURITIES

The following table shows the common stock ownership as of April 5, 2022 for beneficial owners of more than 5.0% of our outstanding common stock, each of our directors, our named executive officers for whom we provide executive compensation information in this proxy statement, and our directors and executive officers as a group (including those officers named on page 29 but who are not named executive officers).

Beneficial owners	Number of shares beneficially owned(1)		Percentage of shares beneficially owned outstanding
5% Holders
FMR LLC 245 Summer Street Boston, Massachusetts 02210	2,671,343	(2)	7.89%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	2,302,574	(3)	6.80%
Directors and Executive Officers of TriCo and Tri Counties Bank
Donald J. Amaral	19,341	(4)	*
Daniel K. Bailey	52,407	(5)	*
Craig B. Carney	43,365	(6)	*
L. Gage Chrysler III	55,781	(7)	*
Craig S. Compton	172,587	(8)	*
John S. Fleshood	23,107	(9)	*
Kirsten E. Garen	3,001	(10)	*
Cory W. Giese	17,933	(11)	*
John S. A. Hasbrook	58,422	(12)	*
Margaret L. Kane	3,011	(13)	*
Anthony L. Leggio	212,885	(14)	*
Michael W. Koehnen	218,081	(15)	*
Martin A. Mariani	60,162	(16)	*
Thomas C. McGraw	348,338	(17)	1.03%
Jon Y. Nakamura	0	(18)	*
Richard P. Smith	304,124	(19)	*
Kimberley H. Vogel	3,011	(20)	*
Peter G. Wiese	17,136	(21)	*
All TriCo directors and executive officers as a group (20 persons)	1,616,692	(22)	4.10%

*Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, all persons listed in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon settlement of RSUs held by the respective persons that will vest within 60 days of April 5, 2022 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of April 5, 2022.
(2) Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 9, 2022, disclosing that it held sole dispositive power over all of the shares.
(3) Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 1, 2022, disclosing that it held sole voting power over 2,201,309 shares and sole dispositive power over 2,302,574 shares.
(4) Includes stock options for 4,000 shares and 1,430 underlying RSUs that vest within 60 days of the voting record date.
(5) Includes 714 underlying RSUs that vest within 60 days of the voting record date and 9,199 shares allocated to Mr. Bailey’s account in the ESOP.

(6) Includes 714 shares underlying RSUs that vest within 60 days of the voting record date and 17,125 shares allocated to Mr. Carney’s account in the ESOP.
(7) Includes 928 shares held by Mr. Chrysler’s spouse and 1,430 underlying RSUs that vest within 60 days of the voting record date.
(8) Includes 34,814 shares held in an IRA account for the benefit of Mr. Compton, fully vested stock options for 8,000 shares, and 1,430 underlying RSUs that vest within 60 days of the voting record date.
(9) Includes 990 shares underlying RSUs that vest within 60 days of the voting record date and 1,116 shares allocated to Mr. Fleshood’s account in the ESOP.
(10) Includes 1,430 underlying RSUs that vest within 60 days of the voting record date.
(11) Includes 500 shares held by Mr. Giese's spouse, fully vested stock options for 4,000 shares, and 1,422 underlying RSUs that vest within 60 days of the voting record date.
(12) Includes fully vested stock options for 8,000 shares and 1,430 underlying RSUs that vest within 60 days of the voting record date.
(13) Includes 1,430 underlying RSUs that vest within 60 days of the voting record date.
(14) Mr. Leggio became a director in March 2022. Includes 107,008 shares held in three family/retirement trusts in which Mr. Leggio is trustee and/or beneficiary, 31,065 shares held for family members in which he is deemed to beneficially own as trustee, and 74,812 shares owned by Bolthouse Properties LLC of which he is President/Manager and 5% owner which Mr. Leggio disclaims beneficial ownership.
(15) Includes 97,715 shares owned by CF Koehnen & Sons, of which Mr. Koehnen is an owner, 8,600 shares owned by the CF Koehnen & Sons Profit Sharing Plan of which Mr. Koehnen is trustee, 4,400 shares owned by the Helen Koehnen Trust of which Mr. Koehnen is trustee, and 2,300 shares owned by Mr. Koehnen's spouse. Also includes 1,430 underlying RSUs that vest within 60 days of the voting record date.
(16) Includes fully vested stock options for 7,500 shares and 1,430 underlying RSUs that vest within 60 days of the voting record date
(17) Includes 1,430 underlying RSUs that vest within 60 days of the voting record date.
(18) Mr. Nakamura became a director in December 2021.
(19) Includes 238 shares held by Mr. Smith's spouse, fully vested stock options for 44,000 shares, 2,156 shares underlying RSUs that vest within 60 days of the voting record date, and 36,365 shares allocated to Mr. Smith's account in the ESOP.
(20) Includes 1,430 underlying RSUs that vest within 60 days of the voting record date.
(21) Includes 1,055 underlying RSUs that vest within 60 days of the voting record date and 374 shares allocated to Mr. Wiese's account in the ESOP.
(22) Includes stock options for 78,825 shares, 22,046 shares underlying RSUs that vest within 60 days of the voting record date, and 65,289 shares allocated to executive officers' accounts in the ESOP. Does not include 989,804 shares of stock held by the ESOP, to the extent they are not allocated to executive officer accounts. Directors Amaral, Koehnen, and Smith are trustees of the ESOP. Does not include any unvested performance RSUs ("PSUs") as it is not certain as to whether they vest until the vesting determination date.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following persons currently serve as executive officers and senior management of both TriCo and Tri Counties Bank.
Richard P. Smith. Information about Mr. Smith can be found at “Board of Directors.”
Daniel K. Bailey. Daniel Bailey, age 53, has been Executive Vice President, Chief Banking Officer since July 2019. Prior to that, he was Executive Vice President, Chief Retail Banking Officer from 2015 to July 2019 and previously held the title of Executive Vice President - Retail Banking & Bank Operations from May 2007 to 2015. Prior to joining Tri Counties Bank, Mr. Bailey spent fifteen years at Wells Fargo Bank where he served in numerous senior management positions managing retail branch operations in Northern California.
Craig B. Carney. Craig Carney, age 63, has served as Executive Vice President and Chief Credit Officer of Tri Counties Bank since 2007. From 1997 until 2007 he was Senior Vice President and Chief Credit Officer of Tri Counties Bank. From 1985 to 1996 Mr. Carney was employed by Wells Fargo Bank in various lending capacities. His most recent position with Wells Fargo was as Vice President, Senior Lender in commercial banking from 1991 to 1996. Mr. Carney served as a consultant to Tri Counties Bank from 1996 until his employment in 1997.
John S. Fleshood. John Fleshood, age 59, has served as Executive Vice President and Chief Operating Officer of TriCo and Tri Counties Bank since December 2016. Previously, Mr. Fleshood served in a variety of management positions at Wintrust Financial Corporation, a financial holding company based in Rosemont, IL from 2005 to 2016, including most recently as Executive Vice President and Chief Risk Officer. Prior to that, Mr. Fleshood served as Senior Vice President and Chief Financial Officer of the Chicago affiliate of Fifth Third Bank from 2001 to 2005, and as Vice President and Manager of the Treasury Division from 1992 to 2001.
Gregory A. Gehlmann. Gregory Gehlmann, age 60, has served as Senior Vice President and General Counsel since May 2017. Previously, he served as Chief Bank Counsel & Corporate Secretary of Heritage Oaks Bank, Paso Robles, CA from 2014 to 2017. In 2014, he was an expert witness regarding fiduciary duties of corporate directors and officers and the duties / responsibilities of law firms in advising troubled companies. From 2005 to 2013, he served as General Counsel & Corporate Secretary at First Financial Bancorp, Cincinnati, OH where he also served as Chief Risk Officer from 2006 to 2008. Prior to that, he practiced law for 16 years in Washington, D.C.
Judi A. Giem. Judi Giem, age 57, has served as our Senior Vice President and Chief Human Resources Officer since May 2020. Previously, from October 2016 to February 2020, she was Senior Vice President, HR and Talent Management Director at Banner Bank, Walla Walla, WA. Ms. Giem served as an Executive Relationship Manager for Ultimate Software Computer Software from July 2016 to October 2016; and from June 2014 to July 2016, she was Director of Talent Management at Itron, Liberty Lake, WA. Prior to that, Ms. Giem was Vice President, Director of HR Systems and Payroll at Sterling Savings Bank, Spokane, WA (acquired by Umpqua Bank) from 2006 to 2014. Ms. Giem has over 20 years of experience in the human resources field.

Peter G. Wiese. Peter Wiese, age 47, has served as Executive Vice President and Chief Financial Officer of TriCo and Tri Counties Bank since August 2018. From June 2018 to August 2018, he was a consultant to the Bank. Prior to that, he was a partner with the public accounting firm of Crowe LLP from 2011 through April 2018 specializing in the financial services and banking industries. Mr. Wiese has over 20 years of experience in public accounting. Mr. Wiese is a Certified Public Accountant licensed in California.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
TriCo’s executive compensation program is designed to support TriCo’s mission to:
•Improve the financial success and well-being of TriCo’s shareholders, customers, communities and employees;
•Provide opportunities for TriCo’s employees to achieve unparalleled personal and professional success; and
•Enable TriCo’s shareholders to achieve the exceptional rewards of ownership.
You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our named executive officers (see “Proposals to be Voted on at the Annual Meeting -- Advisory Vote Concerning Executive Compensation” on page 1). This Compensation Discussion and Analysis contains information that is relevant to your voting decision.
Named Executive Officers

From the executive officers listed on page 29 of this proxy statement, TriCo identified the following as named executive officers for 2021:

•Richard P. Smith, President and Chief Executive Officer
•Peter G. Wiese, Executive Vice President and Chief Financial Officer
•John S. Fleshood, Executive Vice President and Chief Operating Officer
•Craig B. Carney, Executive Vice President and Chief Credit Officer
•Daniel K. Bailey, Executive Vice President and Chief Banking Officer

The Compensation Discussion and Analysis is organized into three sections:
•Section 1 - Executive Summary
•Section 2 - Performance and Pay
•Section 3 - Compensation Process and Decisions

Key Features – Executive Compensation

•Pay for performance with emphasis on long-term performance
• Competitive benchmarking against peers
• Double trigger change in control severance
• Executive compensation agreements and plans have 280G carve backs and no tax gross-ups
• No excessive executive perks

Key Features – Compensation Oversight and Governance

• Independent Board oversight of CEO compensation (based on the compensation committee’s recommendations)
• Independent compensation committee oversight of non-CEO executive compensation
• Independent compensation consultant to the compensation committee

Key Features – Risk Management

•No incentive plans encourage excessive risk taking
•Recoupment (or clawback) policy
• Hedging or pledging of TriCo common stock is prohibited. Insiders are prohibited by policy to hedge, sell puts, sell shorts, or pledge our securities

Key Features - Alignment with Shareholder Interests

•Say on Pay vote on an annual basis: Approved by 96% of votes cast in 2021; with 95% or higher approval since 2017
•Executive equity ownership guidelines
•50% of equity grants focused on shareholder return (indexed to TSR)
• No repricing of options without shareholder approval

Section 1—Executive Summary
Our Response to Say on Pay Vote
The compensation and management succession committee (which we refer in this section as the “Committee”) continues to monitor and consider the interests of TriCo’s shareholders regarding executive compensation. We are pleased that in 2021, over 96% of the votes cast (excluding broker non-votes) supported TriCo’s “Say on Pay” proposal. Our Board, the Committee, and our executive team continue to review our executive compensation practices and look for opportunities to improve and strengthen its pay for performance objective and alignment with shareholders’ interests. During the past year the Committee took the following actions:
•Reengaged Aon’s Human Capital Solutions practice a division of Aon, plc ("Aon'), a leading human resources and executive compensation consulting firm, to perform a review of TriCo’s executive compensation program and make recommendations for enhancements to ensure market competitiveness.
•Reviewed Institutional Shareholder Services and Glass Lewis analyses to further understand any ongoing or new concerns about TriCo’s compensation program.
•Except for John Fleshood, none of the named officers received an increase in their base salaries in 2021.
•Continued to focus on having a larger percentage of executive pay contingent on performance, by increasing equity grants as a percentage of the total mix of executive compensation.
•Continued the use of performance-based equity awards. Since 2014, half of the annual equity grants to the chief executive officer and other executive officers consists of performance based RSU,s or "PSUs", where the value of the award upon vesting is based upon total shareholder return (TSR) relative to the KBW Nasdaq Regional Banking Index (KRX). The fifth performance period began on the grant date for the awards granted in 2018 for the three-year performance period ended in June 2021, and TriCo’s TSR performance relative to the KBW Regional Banking Index yielded the payout of 146%. The PSU design and these three-year performance results are discussed further under the Equity Compensation section on page 39. TriCo has maintained the same PSU program design and extended it further into the organization. During 2021, the Committee reviewed the mix of PSUs and RSUs for the fixed number of shares that vest over time and continues to believe that the 50%/50% split is a reasonable mix for the retention and incentive elements and serves to align our executives with shareholders. While the Committee annually revisits the program design, metrics considered, and weighting before issuing new grants to continuing executives but does not expect the weighting of performance-based equity for awards for executives to be less than 50% in future years.
•TriCo has maintained stock ownership guidelines since 2012. Under the guidelines, TriCo’s chief executive officer, executive vice presidents and directors are expected to acquire and maintain minimum positions in TriCo common stock. In February 2022, the nominating and corporate governance committee conducted its annual review and confirmed that all covered executive officers and directors satisfied the stock ownership guidelines, except the following directors: Garen, Kane and Vogel (each initially appointed to the Board in February 2020 - have until February 2025 to comply); and Nakamura (initially appointed to the Board in December 2021 - has until December 2026 to comply). The nominating and corporate governance committee also conducted an annual review of the stock ownership guidelines to determine whether they continue to be appropriate. No changes to the guidelines were made during the past year. See “Stock Ownership Guidelines” on page 41.
Financial Highlights
In 2021, TriCo accomplished the following:
•Reported record earnings of $117.6 million for 2021 compared to $64.8 million in 2020. Earnings for 2020 were impacted by the Bank’s adoption of the Current Expected Credit Losses accounting standard, known as CECL, coupled with the pandemic, which had a significant impact on the Bank’s provision for loan losses.
•The efficiency ratio at the year ended December 31, 2021 was 53.2% compared to 58.4% at December 31, 2020. TriCo remained focused on improving operational efficiency while continuing to invest in service delivery and enhanced capabilities for our employees and our customers.
•TriCo paid $1.00 per share in cash dividends in 2021 compared to $0.88 per share in 2020, and capital ratios remained well above regulatory minimums to be considered “well-capitalized.”
•Organic growth of deposits and loans.
•Participated in the second round of the PPP loan program.
•Announced the Valley Republic Bancorp merger that should have a significant impact on growth and earnings.
Summary of 2021 Compensation Decisions:
Despite the continuing unprecedented challenges presented in 2021 from the ongoing global COVID-19 pandemic, the Company delivered a year of solid performance and growth, all while navigating difficult business and operating conditions. While we shifted our attention and priorities to better support our business and people through these challenges, we maintained our core compensation strategy and objectives, including pay for performance, appropriate risk management and talent retention. As further explained in this Compensation Discussion & Analysis, our key areas of focus during 2021 were:
•Continuing to broadly support our employees with physical and mental health, financial, and practical work-from-home support during the ongoing pandemic crisis
•Maintaining our core executive compensation program which emphasizes pay for performance, particularly long-term performance and limited, if any, increases in base salary, consistent with prior years; and
•Continuing to focus on risk management.
•Specifically:
◦The Company provided incentive plan pool funding above target.
◦Except for John Fleshood, the Committee did not increase the base salaries of the CEO and other named executives.
◦After evaluating the Company's performance, the Committee determined to pay incentive payments in excess of target to all named executive officers. Based on the performance of the company, Mr. Smith received a bonus of 100% of base salary and the other named officers received bonuses ranging from 75% to 95% of base salary. A portion of the bonuses was paid in the form of restricted stock units.
As we continue navigating the challenges that have carried into 2022, we will adjust, as needed, our executive compensation strategy and approach to continue to effectively drive the Company’s sustainable, long-term growth and strategy.
Section 2— Performance and Pay
TriCo has long maintained a strong pay-for-performance philosophy that links executive compensation to achievement of the operating and financial goals set by the Board of Directors. TriCo believes that growth in diluted earnings per share and a continued focus on maintaining a strong balance sheet are key factors in maximizing return to our shareholders.

In 2021, TriCo achieved the following results, compared with prior periods:

Financial Metric	12/31/21	12/31/20
Net income per diluted share	$3.94	$2.16
Non-performing assets to total assets ratio	0.38%	0.39%
Loans, net of allowance at FYE	$4,831,248	$4,671,280
Deposits at FYE	$7,367,159	$6,505,934
Dividends declared per share	$1.00	$0.88
Total risk-based capital ratio	15.4%	15.2%
The following graph shows TriCo’s total shareholder return, or TSR, compared with the KBW Nasdaq Regional Banking Index over the past five years. The KBW Nasdaq Regional Banking Index is a regional bank stock index that is comprised of approximately 50 regional banks and thrift stocks selected by Keefe, Bruyette & Woods, Inc., a nationally recognized investment banking firm focused on the financial services sector.

Total Return Performance
TriCo Bancshares
KBW Nasdaq Regional Banking Index
Index Value
150
125
100
75
50
12/31/2016
12/31/2017
12/31/2018
12/31/2019
12/31/2020
12/31/2021

	Period Ending					
Index	12/31/2016	12/31/2017	12/31/2018	12/31/2019	12/31/2020	12/31/2021
TriCo Bancshares	100.00	112.24	102.57	126.54	112.82	139.68
KBW Nasdaq Regional Banking Index	100.00	99.69	80.39	96.77	85.06	113.30

As the chart indicates, the total shareholder return to TriCo investors is approximately 40% over the five years ended December 31, 2020. TriCo exceeded the KBW Nasdaq Regional Banking Index which returned approximately 13% during this five-year period. Further, TriCo’s compensation program structure and committee decisions during this period reflect a strong pay-for-performance commitment.
Section 3—Compensation Process and Decisions
Compensation Philosophy
TriCo’s executive compensation program is designed to maximize shareholder value by aligning compensation with TriCo’s performance and to attract, retain, motivate and reward a highly qualified executive management team. The Committee believes that these objectives can best be met by linking compensation to the achievement of both individual and corporate performance.
The underlying philosophy behind TriCo’s compensation program is straightforward: TriCo pays competitive salaries and rewards executives for enhancement of shareholder value and sustained individual superior performance. Consistent with this philosophy is TriCo’s commitment to offer fair pay based on the respective roles of TriCo’s executives, the market value of their jobs and the opportunity to earn additional cash and non-cash compensation when they provide superior performance.
Role of the Compensation and Management Succession Committee
The Committee has the primary authority to determine TriCo’s compensation philosophy and to establish compensation for Richard P. Smith, TriCo’s President and Chief Executive Officer, and evaluate the compensation of TriCo’s other executive officers. Each component of compensation for TriCo’s executives is generally administered under the direction of the Committee and is reviewed on an annual basis to ensure that remuneration levels and benefits in totality are competitive and reasonable using the guidelines described at "Role of the Compensation Consultant" on page 35. In determining each level of compensation and the total compensation package, the Committee reviews a variety of sources to determine and set compensation. Mr. Smith aids the Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. The Committee can exercise its discretion by modifying any recommended adjustments or awards to the executives. Each executive also participates in an annual performance review with Mr. Smith that includes a self-evaluation for the period being assessed. The Committee performs Mr. Smith’s annual performance review.
While the Committee does not set compensation at specific percentage levels compared to the market, the Committee does seek to provide salary, incentive compensation opportunities and employee benefits that are comparable to the average practices of TriCo’s competitors. The Committee periodically, and as warranted, considers compensation levels of executives with similar qualifications and experience at banks of similar size or operational complexity.
Surveys prepared by management with the assistance of Aon are also used periodically to assess whether TriCo is maintaining its labor market competitiveness. These surveys compare TriCo’s compensation programs to the compensation programs of similarly sized bank holding companies primarily located in the Western United States, but primarily California.
Peer Group

The Committee routinely benchmarks and compares our compensation and performance against selected peer companies. It utilizes this information as a reference for setting pay and making pay decisions. The Committee, with its compensation consultant and management, conducts a review of the composition of the Company's peer group at least every two years to take into account such factors as asset growth and merger and acquisition activity. In its determination, the Committee considers a variety of factors and characteristics including, among other things, geography (notably the Western United States), market capitalization, asset size, performance on financial and market-based measures, and extent they compete with our business, as well as for talent.

In January 2020 the Committee retained Aon to update its peer group based on the Company’s overall growth as well as changes in the earlier peer group due to merger and acquisition activity. The Committee approved the new peer group for use in 2020 executive and Board compensation decisions, which consisted of 21 financial institutions with total assets of between $2.6 billion and $15.4 billion at December 31, 2019 (including pending acquisitions).

In February 2021, the Committee re-evaluated the 2020 peer group in light of acquisitions and asset growth within the peer group. Based on its review, in consultation with Aon, the Committee determined the peer group for 2021 to be as follows:

Glacier Bancorp Inc.	First Interstate BancSystem Inc.	Hope Bancorp, Inc.
Columbia Banking System Inc.	Banner Corp.	Axos Financial Inc.
CVB Financial Corp.	Banc of California Inc.	HomeStreet Inc.
Luther Burbank Corp.	First Foundation Inc.	Heritage Financial Corp.
National Bank Holdings Corp.	Hanmi Financial Corp.	Preferred Bank
Farmers & Merchants Bancorp	Heritage Commerce Corp

The 2021 peer group consisted of 17 financial institutions with total assets of between $4.5 billion and $18.5 billion as of December 31, 2020. The 2021 peer group reflected revisions since 2020 to ensure peers remained relevant with respect to asset size and other factors. The median asset size of the 2021 peer group was $7.2 billion at December 31, 2020, with TriCo at the 53rd percentile.

The Committee does not solely rely on comparative data from the peer group. Such comparative data provides helpful market information about our peer companies as a reference, but the Committee does not target any specific positioning or percentile, nor does it use a formulaic approach, in determining executive pay levels. The committee may refer to other banks or financial companies outside of the peer group for additional benchmarking information. It also utilizes other resources, including published compensation surveys and other available proxy and compensation data. All such comparative peer data and supplemental resources are considered, along with the Company’s pay for performance and internal parity objectives within the leadership team. All applicable information is reviewed and considered in aggregate, and the Committee does not place any particular weighting on any one factor.
Role of the Compensation Consultant

To assist in its efforts to meet the objectives outlined above in 2021, the Committee retained Aon to provide general executive compensation consulting services to the Committee and to support management’s need for advice and counsel. The Committee’s charter authorizes the Committee to retain or terminate consultants and to engage other advisors.

The independent compensation consultant reports directly to the Committee but typically collaborates with management to obtain data, clarify information, and review preliminary recommendations prior to the time they are shared with the Committee. In addition, the Committee has the ability to meet with its consultant in executive sessions as the Committee may request from time to time. The consultant provides data regarding market practices and works with management and the Committee to develop recommendations for changes to plan designs and policies consistent with the philosophies and objectives discussed earlier.

During 2021, Aon/McLagan also provided services to our Company relating to non-executive compensation, including ad hoc compensation projects, and actuarial services and related disclosure requirements. Services provided to management and not the Committee were approved by management and not the Committee. These fees were less than $50,000.

Upon consideration of factors pursuant to Nasdaq compensation advisor independence rules, the Committee has concluded that no conflict of interest exists that would prevent Aon from independently representing the Committee. The Committee’s conclusion was based on the following factors:

•Executive compensation consulting services provided to the Committee and other consulting services provided to management were performed by separate and distinct divisions of Aon;
•The Committee’s decision to engage Aon was independent of management’s engagement of Aon;
•Total fees paid in 2021 to Aon were not material in the context of total revenues disclosed in Aon’s most recent annual report;
•Aon has adopted and disclosed to the Committee its executive compensation consulting protocols for client engagements and the Committee believes these protocols provide reasonable indications that conflicts of interest will not arise;
•Aon reports directly to the Committee chair on executive compensation matters;
•The Committee members and executive officers of the Company have no business or personal relationship with Aon; and
•The Committee, in its discretion, determines whether to retain or terminate Aon.
Executive Compensation Program Components
The Compensation Committee takes a holistic approach to establishing the total compensation package for its executives and each element of compensation is interdependent on the other elements. Applying the Company's core values and drawing upon the principles and philosophy discussed earlier, the Compensation Committee utilizes these elements of compensation as building blocks to construct a complete compensation package for each executive that appropriately satisfies the core design criteria of pay for performance, alignment with shareholder interests, market competitiveness, proper governance and compliance with all legal and regulatory guidelines.
The mix and relative weighting of each compensation element reflect the competitive market and the Company's compensation philosophy. The mix of pay may be adjusted from time to time to best support our immediate or longer-term objectives, changes in executive responsibility, and internal consistency.

Target compensation for each NEO is a mix of short-term (cash) and long-term (stock) incentives. A substantial portion of this mix is at risk and varies based on the performance of the Company, including the creation of long-term shareholder value. The emphasis on compensation elements related to performance is specifically intended to affect the actual level of compensation realized versus target.

The compensation program for TriCo’s executives consists of three fundamental components:

•base salary,
•annual performance-based incentive compensation consisting of a cash bonus, and
•long-term incentive compensation comprised of equity-based awards intended to reward executives for the enhancement of shareholder value and to promote retention.
The mix of compensation awarded in 2021 to our NEOs reflects our compensation philosophy. A significant percentage of total compensation is allocated to incentives, based on TriCo’s philosophy of emphasizing long-term, performance-based pay. TriCo has no pre-established policy or target for the allocation between either cash and non-cash, or short- and long-term, incentive compensation. However, consistent with its focus on long-term, performance-based pay, in 2021 the Committee continued its focus on placing greater emphasis pay at risk, including short term bonuses and equity as a percentage of total executive compensation. Based on the summary compensation table on page 45, compensation for Chief Executive Officer and the named executive officers in 2021, 2020 and 2019 was allocated as follows (excluding the change in pension value and nonqualified deferred compensation earnings):

	Mix of Total Compensation – CEO (1)
	2021	2020	2019
Base salary	34.0%	38.1%	44.0%
Short-term incentives (annual incentive bonuses)(2)	34.0%	22.8%	26.4%
Long-term incentives (equity awards)	30.1%	34.0%	26.7%
Benefits (perks)(3)	1.9%	5.1%	2.9%
Total	100.0%	100.0%	100.0%

(1)The chart does not take into account certain post-retirement benefits. See “Compensation of Named Executive Officers – Pension Benefits” and “- Nonqualified Deferred Compensation”.
(2)For 2021, the annual short-term incentive bonus had a portion (40%) paid out in one-year time vested RSUs. See "-Annual Incentive Bonuses - Chief Executive Incentive Compensation" on page 38.
(3)For 2020, also includes $65,405 due to the one-time buyout of the CEO’s accrued vacation. See “- Elimination of Vacation Accrual” on page 41.

	Mix of Total Compensation – Other Named Executive Officers (1)
	2021	2020	2019(1)
Base salaries	38.4%	43.8%	53.0%
Short-term incentives (annual incentive bonuses)	33.0%	21.0%	25.3%
Long-term incentives (equity awards)	26.2%	28.5%	19.0%
Benefits (perks)(2)	2.4%	6.7%	2.7%
Total	100.0%	100.0%	100.0%

(1)The chart does not take into account certain post-retirement benefits. See “Compensation of Named Executive Officers – Pension Benefits” and “Nonqualified Deferred Compensation”.
(2)For 2021, the annual short-term incentive bonus had a portion (an average of 39.3%) paid out in one-year time vested RSUs. See "-Annual Incentive Bonuses - Other Named Executive Officer Incentive Compensation" on page 38.
(3)For 2020, also includes an aggregate of $154,350 one-time payments to the other named executive officers due to the buyout of the named executive officer’s accrued vacation. See “- Elimination of Vacation Accrual” on page 41.
Base Salaries
The Committee reviews base salaries annually to align them with market and industry levels as appropriate and after taking into account TriCo’s general financial performance and the executive’s role, responsibilities, experience and future potential. The Committee seeks to establish base salaries that are within the competitive range of salaries for persons holding similarly responsible positions at peer banks and bank holding companies. The Committee also takes into consideration the impact of changes in cash compensation on the expected future cost of supplemental retirement plans.

Based upon guidance provided by Aon through its peer proxy data analysis and additional information captured through a variety of sources, including Aon/McLagan and the California Banker's Association, TriCo believes that it compensates its executives equitably when compared to competitive companies in its peer group.
Chief Executive Officer Base Salary

While the Committee did review market pay data, based on Mr. Smith's total compensation package, it determined that no merit or market adjustments would be made in 2021:

Name	2021 Base Salary	2020 Base Salary	Change 2020 to 2021 (%)	2020 Base Salary	2019 Base Salary	Change 2019 to 2020 (%)
Rick Smith	$825,000	$825,000	0%	$825,000	$825,000	0%
Other Named Executive Officers Base Salary
With regard to the other named executive's base salaries, while the Committee did review market pay data, based on each executive's total compensation package, it was determined that, other than with respect to John Fleshood, no merit or market adjustments would be made in 2021.

Name	2021 Base Salary	2020 Base Salary	Change 2020 to 2021 (%)	2020 Base Salary	2019 Base Salary	Change 2019 to 2020 (%)
Peter Wiese	$480,000	$480,000	0%	$480,000	$480,000	0%
John Fleshood	$450,000	$428,480	5%	$428,480	$428,480	0%
Craig Carney	$400,000	$400,000	0%	$400,000	$400,000	0%
Dan Bailey	$400,000	$400,000	0%	$400,000	$400,000	0%
Annual Incentive Bonuses
It is the Committee’s objective to have a substantial portion of each executive’s compensation contingent upon TriCo’s performance as well as upon the executive’s own level of performance and contribution toward TriCo’s performance. TriCo utilizes annual cash bonuses to align executive compensation with TriCo’s business objectives and TriCo’s performance. Placing an emphasis on incentive compensation is consistent with TriCo’s philosophy of rewarding executives for TriCo’s performance. The Committee also takes into consideration the impact of changes in cash compensation on the expected future cost of supplemental retirement plans.
Faced with an extraordinary macroeconomic environment, the Committee believes TriCo performed well and delivered a year of strong strategic execution, business growth and financial performance. For further details about our 2021 business and financial performance, see “Financial Highlights”, “Other Highlights”, and “Section 2— Performance and Pay” in this Proxy Statement.

Chief Executive Officer Incentive Compensation
Mr. Smith was eligible to receive an annual incentive bonus if certain corporate goals were achieved. The goals included measurements for performance to budget and the previous year’s actual results, including, asset growth, loan quality, loan growth, deposit growth, net interest income, efficiency ratio, capital management, the Bank's compliance with rules and regulations, and Bank safety and soundness. The Committee retains discretion regarding the determinations as to whether TriCo reached these goals and how they are weighted. The target cash incentive opportunity as a percentage of base salary for 2021 for Mr. Smith remained the same as 2020:

Name	Target 2021	Target 2020	Target 2019
Rick Smith	60%	60%	60%
The Committee determined to keep the opportunity range from 0% to 105% of Mr. Smith's base salary for 2021. The award opportunity was determined in part based on the compensation study used to help determine 2020 executive compensation.

In February 2022, the Committee compared the Company’s 2021 performance to its budget and the previous year’s (2020) actual results, including earnings, asset growth, loan and deposit growth, loan quality, net interest income, and efficiency ratio. The results exceeded those of 2020. The Committee exercised discretion in determining which of the 2021 corporate goals and performance metrics were considered and how they were weighted. Further, in evaluating non-numerical achievements such as the CEO's leadership in growing the company during continued uncertain economic times (including the negotiation of the Valley Republic Bancorp merger that is expected to enhance TriCo's future prospects and operating performance), his oversight in establishing and implementing the pandemic response plan, pandemic risk management, capital management, and regulatory compliance. The Committee exercised its best judgment, which involved an immeasurable degree of discretion in the absence of specific numeric goals. Notwithstanding the difficult economic environment, the Committee determined that TriCo had met or exceeded its corporate financial goals/metrics for 2021. Furthermore, the Committee determined that TriCo exceeded all of the other non-numerical goals despite the time expended on successfully negotiating a merger transaction. Based on these factors, in February 2022 the Committee determined Mr. Smith's bonus payout as follows:

Name	Bonus Payout	% of Base Salary	% of Bonus paid out in RSUs (1)
Richard Smith	$825,000	100%	40%

(1)A portion of the bonus was paid in stock to limit the impact increased cash compensation has on the present value and cost of supplemental executive retirement plans and to align with the Company's goals to put more compensation at risk. Grant date price measured using the 30-day average trading date closing price of $44.15 per share as of February 23, 2022. RSUs vest one year from the date of grant. This grant is separate from the Company's long-term equity compensation plan. Long-term grants continue to be a 50%/50% mix of time-based RSUs and PSUs. See "Equity Compensation" beginning on page 39.

Other Named Executive Officers Incentive Compensation

The Committee also provides incentive compensation to TriCo’s other executives in the form of an annual cash bonus based on a target percentage of base salary. The target cash incentive opportunities as a percentage of base salary for 2021 for each of the named executive officers remained the same as 2020:

Name	Target 2021	Target 2020	Target 2019
Peter Wiese	55%	55%	55%
John Fleshood	55%	55%	55%
Craig Carney	40%	40%	40%
Daniel Bailey	40%	40%	40%
The Committee determined to keep the targets for 2021 the same as 2020 based on its review of total compensation in relation to peers. The award opportunity was determined in part based on the compensation study used to help determine 2020 executive compensation.

For 2021, the Committee determined that the incentive bonus compensation for TriCo’s other named executive officers would be based on the achievement of a combination of goals and targets that take into account both TriCo’s performance and that of the executives individually. In February 2022, the Committee compared the Company’s 2021 performance to its budget and the previous year’s (2020) actual results, including earnings, asset growth, loan and deposit growth, loan quality, net interest income, and efficiency ratio. The 2021 results exceeded those of 2020. Furthermore, the Committee exercised discretion in determining which of the 2021 corporate goals and performance metrics were considered and how they were weighted. In addition, other discretionary and qualitative criteria were also considered including, but not limited to, management’s efforts to mitigate risks due to the continuing pandemic, execution of government sponsored pandemic-relief lending programs, regulatory compliance, and continued successful execution of TriCo's pandemic response plan, as well as efforts in successfully negotiating a merger that is expected to enhance TriCo’s future earnings and operating performance. Specifically, with regard to Messrs. Carney and Bailey, the Committee acknowledged the revenue generated through the PPP program, the successful launch of new loan production offices, prudent underwriting while growing loans, and maintenance of significant levels of team motivation throughout the year. In addition, Mr. Bailey was recognized for successful branch operations, including managing through COVID protocols as well as key strategic hires for loan production. As to Messrs. Wiese and Fleshood, they were recognized for their efforts in merger due diligence and overall financial management.

The Committee reviewed TriCo’s 2021 financial performance, taking into consideration the extraordinary efforts by management during the continuing pandemic as well as the factors set forth above, and determined that payouts at above target for the named executive officers would be as follows:

Name	Bonus Payout	% of Base Salary	% of Bonus paid out in RSUs (1)
Peter Wiese	$456,000	95%	34.2%
John Fleshood	$427,500	95%	29.8%
Craig Carney	$300,000	75%	46.7%
Daniel Bailey	$300,000	75%	46.7%

(1)A portion of the bonus was paid in stock to limit the impact increased cash compensation has on the present value and cost of supplemental executive retirement plans and to align with the Company's goals to put more compensation at risk. Grant date price measured using the 30-day average trading date closing price of $44.15 per share as of February 23, 2022. RSUs vest one year from the date of grant. These grants are separate from the Company's long-term equity compensation plan. Long-term grants continue to be a 50%/50% mix of time-based RSUs and PSUs. See "Equity Compensation" below.

Equity Compensation

The Committee provides long-term incentive compensation to TriCo’s executive officers through the grant of awards under TriCo’s equity incentive plans. In accordance with TriCo’s compensation philosophy, the use of equity compensation is intended to provide incentives to TriCo’s executive officers to work toward the long-term growth of TriCo by providing them with an award that will increase in value only to the extent that the value of TriCo’s common stock increases. Because the value of awards under TriCo’s equity incentive plan bear a direct relationship to TriCo’s stock price, the Committee believes that equity awards are an effective long-term incentive to create value for shareholders and appropriately align the interests of TriCo’s executives with the interests of TriCo’s shareholders. Equity awards also serves as a long-term retention incentive for TriCo’s executives because equity awards are generally subject to vesting schedules of three to five years.
Equity awards to the CEO and named executive officers are approved by the Committee at regular Committee meetings. The effective date for all grants is the date that the Committee approves the grant and all key terms have been determined. The Committee has historically granted annual equity awards to TriCo’s executives, including the chief executive officer, on the date of TriCo’s annual shareholders meeting each year. In 2021 the Committee moved up equity award grants to TriCo executives to coincide with the time of merit reviews.
The number of equity awards granted each year by the Committee to an executive is not fixed, but is determined by the Committee annually based on a review of comparable practices at the Company's peers as well as a subjective evaluation of factors, including the following:
•the perceived incentive that the grant will provide,
•the executive’s prior performance and level of responsibility,

•the benefit that the grant may have on long-term shareholder value, and
•the value of the equity award at the time of grant.
The Committee views the grant of equity awards as both an incentive vehicle and a retention device and therefore, also reviews the status of vesting and the number of vested versus unvested awards held by an executive at the time of grant and the annual grants made to executives at TriCo’s peer group companies.
Starting in 2014, the Committee shifted the equity grant strategy for the chief executive officer and named executive officers from 100% stock options to a 50%/50% mix of time-based RSUs and PSUs. The Committee believes that a stock grant strategy consisting of a 50%/50% mix of time-based RSUs and performance-based PSUs better aligns the interests of shareholders and employees and as an attraction and retention tool as compared to grants of stock options. This policy also applies to certain key employees who received equity awards in order to better align compensation incentives to increasing shareholder value. RSUs vest annually over four years. The PSUs cliff vest in three years; however, the number of actual number of PSUs earned upon vesting depends on the total shareholder return, or “TSR,” for TriCo common stock over a three-year performance period beginning on the date of grant relative to the KBW Nasdaq Regional Banking Index. The actual number of shares earned range from 0% to 150% of the target number granted, depending on the performance of TriCo common stock compared to the index. The payout schedule is defined as follows:

	TCBK TSR vs. KBW TSR	Payout Percentage
Maximum	+25% or more	150%
	Every +1%	+2% Payout
Target	Equal	100%
	Every -1%	-2% Payout
Threshold	-25%	50%
Minimum	Less than -25%	0%
TSR is defined as the change in the market value of a share of TriCo common stock, including reinvested dividends. The beginning and ending stock prices used to determine the change are based on the average stock price over a period of 30-trading days at the beginning and end of the performance period.
The three-year performance period for the PSUs granted in 2018 ended on June 18, 2021. TriCo’s TSR for the three-year period was 29.6% while the KBW Nasdaq Regional Banking Index was 6.6%. The 23.0% TSR over performance compared to the KBW index resulted in a payout percentage of 146% under the terms of the PSUs.
In March 2021, the Committee increased the value of equity awards for the CEO and other named executive officers relative to their cash compensation to continue its decision to bring the cash/stock mix more in line with peers and to re-focus total compensation with greater emphasis on long-term, performance-based pay. In the future, the Committee expects to continue to weight equity compensation more than cash (thereby decreasing the ratio of cash compensation to total compensation) to further align executive pay with shareholders and to put more of executive pay at risk.
•The Committee, based in part on its review of peer data, determined to grant Mr. Smith equity awards at 95% of his 2021 base salary (compared to 90% in 2020), with the grant value split evenly between RSUs and PSUs.
•With respect to the other named officers, based in part on its review of peer data, the Committee determined to grant Messrs. Wiese, Fleshood, Carney and Bailey equity awards at approximately 80%, 80%, 65% and 65% of 2021 base salary, respectively (compared to 75%, 75%, 55%, and 55%, respectively in 2020), with the grant value split evenly between RSUs and PSUs.
•Grant date price for awards is measured using the 30-day average trading date closing price of the Company's common stock following the Committee's determination to grant shares.

See “Grants of Plan-Based Awards for 2021” on page 49 for stock grants made by the Committee to the named executive officers in May 2021.

Elimination of Vacation Accrual

Effective January 1, 2021, the members of the executive team are no longer be eligible to earn and accrue paid vacation leave under the Company’s vacation policy. Executives are allowed time off from time to time for the purpose of rest and relaxation, with salary continuation, consistent with the duties and responsibilities of the executive’s position. Time off for this purpose is not considered a deferral of wages or compensation. Any such time off is not considered a leave of absence from work. Any leave of absence taken in accordance with law is governed by the Company’s applicable leave policy.

No Hedging Transactions

The Company’s insider trading policy prohibits executive officers, directors and certain named employees from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds), making short sales of TriCo securities or otherwise engaging in any transactions that hedge or offset any decrease in the market value of TriCo securities or limit the ability to profit from an increase in the market value of TriCo securities.
No Margin Accounts or Pledges
Furthermore, the Company’s insider trading policy prohibits executive officers, directors and certain named employees from holding TriCo securities in a margin account or pledging TriCo securities as collateral for a loan.

Stock Ownership Guidelines
TriCo’s Board of Directors believes that key executives should have significant stake in the performance of TriCo’s stock, to align their decisions with creating shareholder value and to minimize negative market perceptions caused by excessive insider sales of company shares. TriCo’s Stock Ownership Guidelines encourages executive officers to accumulate a meaningful position in TriCo common stock. The stock ownership guidelines are based on a multiple of base salary for the executive officers, as noted below:

Position	Minimum Ownership (multiple of base salary)
Chief Executive Officer	3.0
Executive Vice President	1.5

Directors	Minimum Ownership (multiple of director compensation)
Outside Director	3.0
Under these guidelines, share ownership is determined from the totals reported on Table 1 of the executives' SEC Form 4, and includes unvested restricted stock awards and RSUs and shares in which beneficial ownership is disclaimed. In addition, outstanding vested stock options that are in the money are included based on the intrinsic value converted to an equivalent number of full shares (i.e., net of exercise price). New executives are permitted five years to achieve the minimum ownership amounts. Executives must retain 50% of any vested stock awards (after-tax) until in full compliance. The nominating and corporate governance committee annually reviews the executive's compliance with the guidelines and has determined that all covered executive officers satisfy the stock ownership guidelines. For a discussion of director compliance with these guidelines, see "Stock Ownership Guidelines on page 41.
Other Elements of Compensation and Perquisites
In order to attract and retain talented executives who will focus on achieving TriCo’s long-term goals, TriCo provides to its named executive officers, including Mr. Smith, the following benefits and perquisites:
Supplemental Executive Retirement Plan. TriCo maintains a supplemental executive retirement plan described at “Compensation of Named Executive Officers—Pension Benefits,” for three of the named executive officers which provides them with benefits upon their retirement, death, or upon the termination of employment within 24 months of a change of control. In recent years, the Company has not offered such plans to new executive officers; therefore Messrs. Wiese and Fleshood are not participants.
Deferred Compensation Plan. TriCo maintains a nonqualified, unsecured and unfunded executive deferred compensation plan, which is described at “Compensation of Named Executive Officers—Nonqualified Deferred Compensation.” This plan provides our named executive officers the opportunity to defer all or part of their salaries and bonuses until retirement, earlier termination from employment or death, in addition to any discretionary contribution or reoccurring contribution that TriCo credits to their accounts. All amounts are credited with interest and are paid in the form and at the time elected by the executive, generally after the executive’s cessation of employment. Interest earned on contributions was decreased for 2021. See "Compensation of Named Executive Officers - Nonqualified Deferred Compensation" on page 51.
Employment and Change of Control Agreements. TriCo has entered into an employment agreement with the CEO described beginning on page 53 and change of control agreements described beginning on page 54 with its named executive officers who would likely be involved in decisions regarding, and the successful implementation of, a merger or acquisition and could be at risk for a job loss if a change of control occurs. The Committee believes that such agreements are important in order to provide an incentive for executives to remain employed with TriCo throughout the turmoil and uncertainty that a tender offer or merger can cause. Such continuity in leadership benefits both TriCo’s shareholders and employees and, ultimately, a company that would acquire TriCo. These agreements are intended to allow the executives to focus on making and implementing decisions that are in the best interests of TriCo’s shareholders without being distracted or influenced in the exercise of their business judgment by personal concerns. Change of control agreements are typically offered to executives in the marketplace and therefore are necessary to attract and retain executives as well as to protect shareholders’ interests. The agreements provide for a “double trigger” in the event of a change in control. A change of control could also accelerate the vesting of all of the executives’ outstanding options and equity awards and accelerate benefits under some of TriCo’s benefit plans as described at “Compensation of Named Executive Officers—Potential Payments Upon Termination and Change of Control.”
ESOP Contributions. TriCo makes annual contributions to each executive’s account under TriCo’s employee stock ownership plan, in which all eligible employees participate. See “Compensation of Named Executive Officers—ESOP.”
Defined Contribution Plan. TriCo offers a 401(k) savings plan to all eligible employees as described at “Compensation of Named Executive Officers—401(k).”
Medical Insurance. TriCo provides to each executive and their family such health, dental and vision insurance coverage as TriCo may from time to time make available to its other executives of the same level of employment. TriCo pays a portion of the premiums for this insurance for all employees.
Life and Disability Insurance. TriCo provides each officer such disability and/or life insurance as TriCo in its sole discretion determines from time to time to make available. Currently, we provide all employees, including executives, with group life insurance equal to up to three (3) times base salary; capped at $500,000.
Long Term Care Agreements. In 2003 we entered into long-term care agreements with all eligible directors and executive officers and paid a one-time premium for long-term care insurance for each participant. The single premiums cost approximately $50,000 for each participant and were amortized by TriCo over five years. Under certain conditions, the long-term care insurance provides long-term care benefits if a participant becomes disabled or has a long-term medical condition. Mr. Carney is a participant under such agreement.
Other. TriCo makes available certain other perquisites to executives such as country club memberships and automobile allowances which are listed in the perquisites and personal benefits table on page 46. Although TriCo may allow its executive officers and directors to utilize TriCo’s corporate airplane for personal use in limited circumstances, TriCo requires its executive officers and directors to reimburse the Company for such personal use on an operating cost per flight hour which is predetermined each year. The hourly reimbursement rate represents the aggregate incremental cost to TriCo for such personal use and takes into account items such as maintenance and repair, operating expenses, the pilot’s salary, landing and ramp fees, fuel costs, airport taxes and crew travel expenses.
Clawbacks. The Sarbanes-Oxley Act of 2002 includes a clawback provision, Section 304, which generally requires our CEO and CFO to disgorge bonuses, other incentive or equity-based compensation, and profits on sales of Company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws. In addition, our 2019 Equity Plan includes a clawback provision.
Analysis of Employee Compensation Plan Risks
The Committee reviewed each employee incentive compensation plan to determine whether the plan includes features that would encourage the manipulation of our reported earnings to enhance the compensation of any employee, and how compensation policies may be used to mitigate risks. In addition to the incentive plans in which the named executive officers participate, we have established incentive plans for certain bank employees that reward performance based on product referrals, business development and profitability as well as long-term incentive awards including stock options and restricted stock awards. The Committee limited its review to these plans, which are the only plans under which the amount payable is based, directly or indirectly, on the Company’s reported earnings.

The Committee believes that the features of these incentive compensation plans, either alone or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

Role of Tax Requirements
Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for "covered employees". Prior to the adoption of the Tax Cuts and Jobs Act (the "TCJA") in 2017, the Internal Revenue Code provided an exception to this limit for compensation constituting "qualified performance-based compensation". Except with respect to certain arrangements in place on November 2, 2017, the TCJA repealed this exclusion, and therefore compensation paid to "covered employees" in excess of $1.0 million generally will no longer be deductible. Prior to the TCJA, the Committee considered, among other things, the impact of the exclusion for "qualified performance-based compensation” when developing and implementing our executive compensation program.

While the Committee seeks to preserve tax deductibility in developing and implementing our compensation program, the Committee also believes that it is important to maintain flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible for tax purposes and retain the ability to provide compensation that may not qualify as deductible under Section 162(m). The Committee expects it will grant awards and provide for compensation that will not be deductible under Section 162(m) when it believes that such non-deductible arrangements are otherwise in the best interests of the Company and its shareholders. The Committee also intends to continue to provide performance-based compensation, consistent with the Company’s pay-for-performance philosophy. For 2021, approximately $877,000 of executive pay was not deductible under the TCJA.

The employment agreement with our CEO and change in control agreements with our named executive officers provide that, if the severance and change in control benefits payable to the executive would constitute an “excess parachute payment” as defined in Section 280G of the Code, such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments being nondeductible under Section 280G or subject to the excise tax imposed by Section 4999 of the Code.

Those agreements also provide that, if any benefit thereunder is subject to Section 409A of the Code and the executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the benefit shall be delayed for six months following the executive’s termination of employment.

Summary
The Committee believes that TriCo’s philosophy of aligning compensation with TriCo’s performance and individual superior performance was met and that the compensation for TriCo’s executive officers has been competitive and comparable to the compensation received by executive officers of banks with similar sized and operational complexity located in the Western United States. In addition, TriCo’s executive compensation philosophy and programs support TriCo’s overall objective to enhance shareholder value through profitable management of TriCo’s operations. The Committee is firmly committed to the ongoing review and evaluation of TriCo’s executive compensation program.

REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

To Our Shareholders:
The Compensation and Management Succession Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with TriCo’s management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted:
Martin A. Mariani (Chair)
Donald J. Amaral
Craig S. Compton
John S. A. Hasbrook
Kimberley H. Vogel

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Act or the Exchange Act, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table
The table below sets forth the annual and long-term compensation of our (i) CEO, (ii) our Chief Financial Officer, and (iii) the three other most highly compensated executive officers who were serving as executive officers at the end of 2021. We refer to these five executives as the "named executive officers."

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)	Non-equity incentive plan compensa-tion ($)	Change in pension value and nonquali-fied deferred compensation earnings ($)(4)	All other compensation ($)(5)	Total ($)
Richard Smith, President — Chief Executive Officer	2021 2020 2019	825,000 825,000 787,212	825,000 495,000 495,000	731,456 736,482 501,910	0 0 0	0 0 0	14,856 667,023 2,859,017	45,292 109,859 54,227	2,441,604 2,833,364 4,692,366
Peter Wiese, Executive Vice President — Chief Financial Officer	2021 2020 2019	480,000 480,000 468,923	456,000 264,000 264,000	358,347 357,075 214,138	0 0 0	0 0 0	0 0 0	17,850 65,746 2,826	1,312,197 1,166,821 949,887
John Fleshood, Executive Vice President — Chief Operating Officer	2021 2020 2019	444,206 428,480 414,472	427,500 235,400 247,500	335,945 318,413 183,843	0 0 0	0 0 0	0 0 0	22,623 70,874 22,888	1,230,274 1,053,167 868,703
Craig Carney, Executive Vice President — Chief Credit Officer	2021 2020 2019	400,000 400,000 345,790	300,000 160,000 160,000	242,690 218,233 101,307	0 0 0	0 0 0	18,738 507,097 1,434,004	35,229 61,487 27,508	996,657 1,346,817 2,068,609
Daniel Bailey, Executive Vice President — Chief Banking Officer	2021 2020 2019	400,000 400,000 343,231	300,000 160,000 160,000	242,690 218,233 111,382	0 0 0	0 0 0	0 1,039,475 334,991	31,290 61,572 35,014	973,980 1,879,280 984,618

(1) Reflects cash paid in salary to the named executive officers during the year presented.
(2) Reflects cash bonuses earned for performance in the year indicated but paid in the following year. A portion of the bonus was paid in RSUs which vest one year from the date of grant as follows:

	Cash ($)	RSUs ($)	Total ($)
Richard Smith	495,000	330,000	825,000
Peter Wiese	300,000	156,000	456,000
John Fleshood	300,000	127,500	427,500
Craig Carney	160,000	140,000	300,000
Daniel Bailey	160,000	140,000	300,000

Grant value for the RSUs was measured using the 30-day average trading date closing price of $44.15 per share as of February 23, 2022.
(3) Includes RSUs and PSUs during the year shown. Our accounting for employee stock-based incentives granted during the years ended December 31, 2021, 2020, and 2019, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 718, Stock Compensation is described in Note 17—Stock Options and Other Equity-Based Incentive Instruments” to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 1, 2022 (generally multiplying the number of time-based restricted share units granted by the Nasdaq closing price per share on the grant date and number of PSUs granted by the fair value determined by a Monte Carlo simulation). These amounts do not reflect the actual value that may be realized by the named executive officers. Depending on our stock performance, the actual value may be more or less than the amount shown or zero. For actual value received in 2021 for awards granted in previous years, see the table “Option Exercises and Stock Awards Vested During 2020” in this proxy statement. See also “Outstanding Equity Awards at 2021 Fiscal Year End.” PSU value reflects a target payout. For potential maximum payout for PSUs granted in 2021, see "Grants of Plan-Based Awards for 2021". PSU payout reflects target payout. At maximum payout under the PSUs, the total value (utilizing the stock price on the grant date) of 2021 stock awards, for Messrs. Smith, Wiese, Fleshood, Carney, and Bailey using the grant date value would be $602,484, $295,163, $276,711, $199,898, and $199,898, respectively.
(4) Reflects the sum of the change in the actuarial value of the executive’s supplemental retirement plan account described on page 51 and any above-market interest earned under the deferred compensation plan described herein, if any, and not cash payments received during the year. The actuarial change in the present value of the executive’s supplemental retirement plan account is determined using interest rate and mortality rate assumptions consistent with those described in TriCo’s financial statements and includes amounts that the executive may not be currently entitled to receive because such amounts are not vested. For 2021, these actuarial present value changes were $0 for Messrs. Smith, Carney and Bailey. The change in the pension values from 2020 to 2021 was primarily due to a decrease in the actuarial value of the plan resulting from an increase in discount rates as well as an increase in benefit offsets associated with the participants ESOP account value. The significant actuarial changes for Messrs. Smith, Carney and Bailey from 2019 to 2020 were due to an increase in the three-year average of cash compensation earned coupled with a decrease in discount rates used in the calculations to determine value. Above-market interest earned on the deferred compensation accounts during 2021 were $14,856 for Mr. Smith and $18,738 for Mr. Carney.
(5) Reflects the incremental cost to TriCo of other compensation indicated in the following table:

Name	Year	Automobile use or allowance ($) (A)	Life insurance benefits ($) (B)	Personal use of club member-ships ($)	ESOP contributions ($)(C)	401(k) matching contributions ($) (D)	Other Compensation ($) (E)	Total perquisites, other personal benefits and other compensation ($)
Smith	2021 2020 2019	5,525 7,750 18,816	21,931 19,822 17,947	5,390 4,883 5,610	11,600 11,400 11,200	0 0 0	847 66,004 654	45,292 109,859 54,227
Wiese	2021 2020 2019	0 0 0	450 450 450	0 0 0	11,600 11,400 0	5,800 5,700 2,376	0 48,196 0	17,850 65,746 2,826
Fleshood	2021 2020 2019	6,000 6,000 6,000	450 450 450	4,573 5,403 5,238	11,600 11,400 11,200	0 0 0	0 47,621 0	22,623 70,874 22,888
Carney	2021 2020 2019	6,000 6,000 6,000	4,493 4,446 2,325	7,336 3,768 3,471	11,600 11,400 11,200	5,800 5,700 4,512	0 30,173 0	35,229 61,487 27,508
Bailey	2021 2020 2019	12,000 12,000 12,000	450 450 450	1,440 2,990 5,467	11,600 11,400 11,200	5,800 5,700 5,897	0 29,032 0	31,290 61,572 35,014

(A) Reflects the value attributable to personal use of automobiles provided by TriCo as calculated in accordance with IRS guidelines.
(B) Reflects the incremental amount of life insurance benefits provided named executive officer. TriCo provides all full-time employees, including the named executive officers, with life insurance benefits paying lesser of three (3) times the employee’s annual salary or $500,000 to the employee’s beneficiaries. For Messrs. Smith and Carney, also includes split-dollar life insurance.
(C) Reflects contributions allocated by TriCo to an executive’s ESOP account.
(D) See “- 401(k) for a discussion of the Company’s 401(k) plan and matching contributions.
(E) Includes personal airplane use, and expenses related to spouses when spouses are invited to accompany executives on management retreats and conventions. Of the amounts included for 2020, $65,405, $48,196 $47,153, $30,173, and $28,827 was attributable to the buyout of accrued vacation from Messrs. Smith, Wiese, Fleshood, Carney, and Bailey, respectively.

Short-Term Incentives
Each year the Board sets target bonus compensation to our chief executive officer and named executive officers. See “Compensation Discussion and Analysis--Annual Incentive Bonuses” for a more detailed discussion. The compensation and management succession committee retains discretion regarding the determinations as to whether TriCo reached these goals.

ESOP
We have an employee stock ownership plan and trust for all employees age 18 and over who complete at least 1,000 hours of service with TriCo or Tri Counties Bank. Annual contributions are made by TriCo in cash at the discretion of the Board. Contributions to the plan are held in trust and invested primarily in our common stock. Contributions are allocated to participants on the basis of eligible compensation in the year of allocation. In general, benefits become vested after six years. Subject to certain statutory limits, historically the Company has made annual discretionary ESOP contributions equal to 4% of a participant's qualifying eligible compensation.
401(k)
We have a 401(k) plan for all employees age 18 and over who complete at least 90 days of service with TriCo or Tri Counties Bank. Participants may contribute a portion of their compensation subject to certain limits based on federal tax laws. Participants may select between making regular pre-tax deferrals or Roth deferrals. TriCo provides a 50% match on deferrals up to 4% for qualifying employees. Plan assets are held in trust. Participants can direct their investment contributions into a variety of specified mutual funds. Generally, distributions are triggered by a participant’s retirement, disability, death or other separation from employment.
2019 Equity Incentive Plan (the “2019 Plan”)
General. We adopted our 2019 Equity Incentive Plan (“2019 Plan”) with shareholder approval in 2019. The 2019 Plan initially reserved a total of 1,500,000 shares for issuance. As of the voting record date, there were 119,490 unvested RSUs and 99,763 unvested PSUs outstanding under the 2019 Plan.
Awards. The 2019 Plan permits TriCo to grant stock options, restricted stock, stock awards, and stock appreciation rights (“Awards”) to eligible participants, which may include executives, employees and non-employee directors. The Board or an authorized committee determines the types, sizes and terms of awards based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, the participant’s potential contributions to TriCo’s success and other factors.
Best Practices. The 2019 Plan includes a number of provisions designed to protect shareholder interests and appropriately reflect our compensation philosophy and current tax law regime, which include:
•No dividends or dividend equivalents paid on unvested awards
•Includes a clawback provision for executives
•Awards are subject to our anti-hedging policy
•Discounted awards and repricings are prohibited
•No "evergreen" or liberal share recycling provisions. The 2019 Plan authorizes a fixed number of shares available for grant. Shares tendered by a participant or withheld by TriCo for the payment of the exercise price or consideration required to be paid, or to satisfy any tax withholding obligations, with respect to an award are not available for future awards.
•Minimum vesting requirements. Each award tendered under the 2019 Plan generally will be subject to a minimum vesting period of one year, subject to certain exceptions.
•Minimum holding periods. The 2019 Plan imposes a 12-month holding on one-half of the shares received upon vesting or exercise of an award, consistent with the goal of aligning the interests of employees with those of TriCo shareholders.

2009 Equity Incentive Plan
In 2009, we adopted, and our shareholders approved, our 2009 equity incentive plan. In 2013, our shareholders approved an amendment increasing the number of authorized shares from 650,000 to 1,650,000. The 2009 plan expired on March 26, 2019. No new awards can be granted under the plan.
As of the voting record date, there were 128,500 options (all of which were fully vested), 16,107 unvested RSUs and 13,505 unvested PSUs outstanding under the 2009 plan.

Grants of Plan-Based Awards for 2021

TriCo issued RSUs and PSUs to the named executive officers in 2021. TriCo did not issue any stock options to the named executive officers in 2021. The following table presents information concerning plan-based awards granted to each named executive officer in 2021:

Name	Grant Date							All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock award ($)
		Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum ($)
Richard Smith	5/27/2021							8,424 (2)	401,656 (3)
	5/27/2021				4,212	8,424	12,636		329,800 (4)
Peter Wiese	5/27/2021							4,127 (2)	196,775 (3)
	5/27/2021				2,064	4,127	6,191		161,572 (4)
John Fleshood	5/27/2021							3,869 (2)	184,474 (3)
	5/27/2021				1,935	3,869	5,804		151,471 (4)
Craig Carney	5/27/2021							2,795 (2)	133,266 (3)
	5/27/2021				1,398	2,795	4,193		109,424 (4)
Daniel Bailey	5/27/2021							2,795 (2)	133,266 (3)
	5/27/2021				1,398	2,795	4,193		109,424 (4)

(1) Reflects PSUs awarded under our 2019 equity incentive plan. PSUs will vest with respect to between 0% and 150% of the target number of shares on May 27, 2024, based on TriCo’s total shareholder return relative to the KBW Regional Banking Index.
(2) Reflects RSUs awarded under our 2019 equity incentive plan. The RSUs vest in equal annual installments on each of the first four anniversaries of the grant date. Dividends accrue without interest with respect to the corresponding number of shares subject to the award. Such dividend equivalents accrue and are converted into additional shares (equal to the fair market value of the Company’s common stock at the time of such dividend). Such additional shares do not vest unless and until the underlying award vests.
(3) The fair value for each RSU is equal to closing price of the underlying TriCo common stock as reported on the Nasdaq Global Select Market on the grant date, which was $47.68 per share.
(4) The estimated fair values of the PSUs were determined using a per share price of $39.15, which was determined using a Monte-Carlo simulation process of future stock prices of TriCo common stock and the KBW Regional Banking Index in accordance with FASB ASC topic 718, Stock Compensation is described in Note 17 - Stock Options and Other Equity-Based Incentive Instruments" to the Company's consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 1, 2022.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table presents information for all equity awards held by the named executive officer as of December 31, 2021.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)(1)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market Value of Shares or units of stock that have not vested ($)(2)	Equity incentive plan awards number of unearned shares, units or other rights that have not vested (#)(3)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not yet vested ($)(4)
Richard Smith	40,000	-	-	19.46	5/9/2023
	4,000	-	-	19.46	5/9/2023
						1,080	(5)	46,397
						3,879	(6)	166,642	5,919	(7)	254,280
						10,408	(8)	447,128	8,130	(9)	349,265
						8,572	(10)	368,253	7,533	(11)	323,618

Peter Wiese	-	-	-	-	-	2,723	(12)	116,963
						1,657	(6)	71,166	2,525	(7)	108,474
						5,046	(8)	216,776	3,941	(9)	169,305
						4,199	(10)	180,389	3,690	(11)	158,522

John Fleshood	-	-	-	-	-	568	(5)	24,418
						1,422	(6)	61,069	2,168	(7)	93,137
						4,499	(8)	193,277	3,515	(9)	151,004
						3,937	(10)	169,134	3,459	(11)	148,599

Craig Carney	-	-	-	-	-	327	(5)	14,046
						784	(6)	33,673	1,194	(7)	51,294
						3,085	(8)	132,532	2,408	(9)	103,448
						2,844	(10)	122,178	2,499	(11)	107,357

Daniel Bailey	-	-	-	-	-	318	(5)	13,661
						861	(6)	37,010	1,313	(7)	56,406
						3,085	(8)	132,532	2,408	(9)	103,448
						2,844	(10)	122,178	2,499	(11)	107,357
(footnotes on following page)

(1)	The exercise price equals the market value on the grant date.
(2)	Indicates the value of shares underlying unvested RSUs based on the closing price of TriCo common stock on December 31, 2021, as reported on the Nasdaq Global Select Market, which was $42.96 per share.
(3)	Indicates the number of shares underlying unvested PSUs that would vest on the vesting date based on the closing price of TriCo common stock on December 31, 2021.
(4)	Indicates the value of shares underlying unvested PSUs based on the closing price of TriCo common stock on December 31, 2021, as reported on the Nasdaq Global Select Market, which was $42.96 per share.
(5)	The RSUs vest on June 19, 2022.
(6)	The RSUs vest in two equal annual installments on June 25, 2022 and 2023.
(7)	The PSUs vest on June 25, 2022 (assuming certain performance conditions are met).
(8)	The RSUs vest in three equal annual installments on June 5, 2022, 2023 and 2024.
(9)	The PSUs vest on June 5, 2023 (assuming certain performance conditions are met).
(10)	The RSUs vest in four equal annual installments on May 27, 2022, 2023, 2024 and 2025.
(11)	The PSUs vest on May 27, 2024 (assuming certain performance conditions are met).
(12)	The RSUs vest on September 18, 2022.
Option Exercises and Stock Awards Vested During 2021
The following table presents information about the stock options that were exercised by, and the restricted stock that vested for, each of the named executive officers during 2021.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Richard Smith			7,511 (3)	350,092
	40,000	1,206,800	5,788 (4)	229,552
Peter Wiese	-	-	2,466 (3)	224,223
John Fleshood	-	-	3,349 (3)	156,371
			3,036 (4)	120,408
Craig Carney	-	-	2,052 (3) 1,743 (4)	96,167 69,127
Daniel Bailey	-	-	2,071 (3) 1,693 (4)	96,951 67,144

(1) The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise and the exercise price of the option.
(2) The aggregate dollar value realized upon the exercise represents the value of the share received upon settlement of a restricted stock unit (time- or performance-based).
(3) Represents vested RSUs.
(4) Represents vested PSUs.

Supplemental Executive Retirement Plan

Effective January 1, 2004, we adopted a supplemental executive retirement plan to provide supplemental retirement benefits to our key employees. This plan replaced a supplemental retirement plan for executives that we originally adopted in 1987. Any benefits accrued by an executive as of December 31, 2003 under the earlier plan will now be paid under terms of the 2004 plan. We selected the key employees who will participate in this plan. The plan is nonqualified, unsecured and unfunded. The plan was amended and restated effective January 1, 2009 to incorporate changes required by Section 409A of the Code, and to add a new provision for anyone who is designated as a participant on or after January 1, 2009.
For participants under the 2004 plan as of December 31, 2008, commencing on the first day of the month coinciding or following the participant’s normal retirement date, the Bank is obligated to pay to the participant a monthly cash benefit equal to the target retirement percentage (ranges from 0 to 70 percent depending on years of credited service) multiplied by the participant’s final average compensation (defined as the 36 full consecutive months of employment during which the participant’s compensation is the highest divided by 36; less the sum of the participant’s monthly estimated primary Social Security benefit and the participant’s ESOP offset) for the remainder of the participant’s life. For participants who enter the 2004 Plan on or after January 1, 2009, commencing on the first day of the month following a participant’s normal retirement date the Bank is obligated to pay to the participant a monthly retirement cash benefit equal to the target retirement percentage (ranges from 0 to 45 percent depending on years of credited service) multiplied by the participant’s final average compensation for the remainder of the participant’s life.
For purposes of this plan, “normal retirement date” means the date on which the participant terminates employment if such termination occurs on or after the participant’s attainment of age 62. “Early retirement date” means the date on which a participant terminates employment if such termination occurs on or after such participant’s attainment of age 55 and completion of 15 years of credited service, but prior to normal retirement date. If the participant receives a supplemental retirement benefit under this plan before the normal retirement date, the monthly cash benefit shall be reduced by 0.5 percent per month for each month by which the benefit commencement date precedes the participant’s age 62, and in no case shall the commencement of benefits precede the participant’s 55th birthday.
The following table presents certain information concerning the benefits of the named executive officers under our supplemental executive retirement plan:

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)	Payments during 2021 ($)
Richard Smith	Supplemental Executive Retirement Plan	28	11,795,833	-
Craig Carney	Supplemental Executive Retirement Plan	24	4,670,842	-
Daniel Bailey	Supplemental Executive Retirement Plan	14	2,795,804	-

(1)    The value as of December 31, 2021, is determined using assumptions consistent with those used in note 22 of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 1, 2022. Messrs. Wiese and Fleshood currently are not eligible to participate in the Supplemental Executive Retirement Plan.

Nonqualified Deferred Compensation

Our 2005 deferred compensation plan provides our executives with the opportunity to defer all or part of their salaries and bonuses until retirement, termination from employment or death. An executive can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan which permitted deferrals from 1987 until 2004. An executive who elects to defer compensation for any year must defer a minimum of $200 per month. The plan permits us to make discretionary contributions to an executive’s account. Each year since the plan’s inception we have credited to each executive’s account a contribution based on our contributions made for the executive under our ESOP for that year. This plan is nonqualified, unsecured and unfunded.
For contributions made prior to January 1, 2021, monthly interest is credited to an executive’s account at the rate of 1% plus the annualized average monthly yield of the Moody’s corporate bond yield index for the preceding month. From the time that the executive’s employment with us ends until the benefit is paid, an executive’s account under the plan is credited with interest each month at the annualized average monthly yield of the Moody’s corporate bond yield index for the preceding month. Due to the historic low rates of interest and to minimize future costs, the Board determined to reduce the interest earned on deferrals under the plan after 2020 to a rate of 1.5% below the Moody Index with a floor of 0.5%.
Executives are immediately 100% vested in their own contributions and in our reoccurring contributions credited to their account. We determine the vesting rate for any discretionary contributions credited to an executive’s account as well as for the interest related to these contributions. If an executive is terminated for cause, our compensation and management succession committee can decide whether the interest credited to the executive’s account with respect to deferrals, our discretionary contributions and our reoccurring contributions are forfeited. The distribution of an executive’s plan benefit in the event of a change of control or other termination is described at “Potential Payments Upon Termination or Change of Control.”
Any deferrals made by an executive, our discretionary contributions, our reoccurring contributions credited to the executive’s account prior to January 1, 2005, and the related interest, are governed by a predecessor deferred compensation plan for executives that we adopted in 1987. An executive’s account under the 1987 plan is credited with interest each month at a rate that is 3% higher than the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month, but otherwise the 1987 plan is similar to the 2005 plan in most respects.
The following table presents information concerning nonqualified deferred compensation under both plans for each of the named executive officers:

Name	Executive contributions in 2021 ($) (1)	TriCo contributions in 2021 ($)	Aggregate earnings in 2021 ($)(2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 2021 year end ($)
Richard Smith	-	-	26,145	-	534,529
Craig Carney	38,800	-	32,559	-	701,113

(1) These amounts were included as salary paid to such officer in the summary compensation table on page 45.
(2) The following amounts were included in the summary compensation table on page 45 as above-market rates earned under our executive nonqualified deferred compensation plan: Richard Smith, $14,856 and Craig Carney, $18,738. At December 31, 2021, Messrs. Wiese, Fleshood and Bailey were not participants under the deferred compensation plan.
CEO Pay Ratio
The following pay ratio and supporting information compares the annual total compensation of our employees other than our CEO (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of our CEO. We believe the pay ratio is a reasonable estimate calculated in a manner consistent with applicable regulations.
For 2021:
•The median employee identified in 2019 and used for 2019 and 2020 is no longer with the Company and therefore, in accordance with the rules, we substituted a new median employee with updated relative compensation for the new median employee and the CEO to determine the CEO pay ratio:
•The annual total compensation of our substituted median employee was $60,882; and

•The annual total compensation of our CEO, for purposes of this pay ratio disclosure, was $2,451,832.
Based on this information, the ratio of the annual total compensation of our CEO to the median employee was 40 to 1. Decisions concerning the compensation of each employee of our company, including our CEO, are based on that employee’s experience, skill, position, and contributions to the Company in furtherance of our customers’ and shareholders’ interests, and the compensation of our CEO and that of our median employee are made irrespective of the compensation of the other.
The applicable SEC rules require us to identify a median employee only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we believe would significantly impact the calculation of our CEO Pay Ratio. Because the median employee used for 2019 and 2020 is no longer with the Company, we changed the median employee for 2021.
To determine the pay ratio, we took the following steps:
We determined that as of October 1, 2019, the original determination date, our employee population consisted of 1,117 individuals. This population consists of full-time, part-time, temporary and seasonal employees of TriCo and each of its direct and indirect subsidiaries. To identify the median employee, we compared 2019 Form W-2 wages, salaries and tips, for all employees, excluding our CEO. We annualized the compensation of any employee who was not an employee of TriCo for the entirety of 2019.

Because we believe there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure, it was our intention to use this same 2019 median employee for 2021. However, the employee identified at median in 2019 is no longer with the Company. As such, the rules permit us to use another employee whose compensation is substantially similar to the original median employee based on the compensation measure used to select the original median employee in 2019. Based on this rule, we selected a new median employee who was adjacent to our original median employee based on 2019 Form W-2 compensation. Our new median employee for 2021 was a full-time, hourly employee, with wages and overtime pay for the 12-month period ending December 31, 2021, in the amount of $60,882. Once we substituted our median employee in accordance with the rules, we calculated such employee’s annual total compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The calculation of the median employee’s annual total compensation pursuant to Item 402(c)(2)(x) includes salary (or wages plus overtime, where applicable), bonus, incentive compensation, and employer matching contributions to the 401(k) Plan and to the median employee’s company paid health and welfare benefits.
With respect to the CEO, we used the amount reported as total compensation in the Summary Compensation Table included in this proxy statement, plus the value of company paid health and welfare benefits, which are not required to be disclosed in the Summary Compensation Table but which are included for purposes of this pay ratio disclosure in order to present a more complete picture of the median employee’s and CEO’s total compensation. In addition, as noted in the footnotes to the Summary Compensation Table, we included the portion of the CEO's bonus paid in one-year time vested RSUs. Any adjustments, estimates and assumptions used to calculate total annual compensation are described in footnotes to the Summary Compensation Table, and employer matching contributions to the 401(k) Plan and to the median employee’s health and welfare benefits.
This pay ratio represents our reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and applicable guidance, which provide significant flexibility in how companies identify the median employee. Each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, shareholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow shareholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures. In 2021, neither the compensation and management succession committee nor our management used the CEO to median employee pay ratio in making compensation decisions.
CEO Employment Agreement
In April 2021, TriCo entered into an amended and restated employment agreement with Richard P. Smith, TriCo’s President and Chief Executive Officer. The agreement provides Mr. Smith with a base annual salary that is subject to annual increases as determined by the compensation and management succession committee. Mr. Smith’s current annual base salary is $825,000. Mr. Smith is also eligible to receive an annual incentive bonus and stock options and other awards under the Company’s applicable equity incentive plans. Mr. Smith’s employment agreement also provides that Mr. Smith is provided a car allowance of $1,000 per month or use of an automobile owned or leased by TriCo, membership in a country club and reimbursement of other reasonable out-of-pocket expenses incurred in the performance of his duties. Mr. Smith is also eligible to participate in TriCo’s 401(k) savings plan, TriCo’s employee stock ownership plan, TriCo’s executive deferred compensation plan and TriCo’s supplemental executive retirement plan. Finally, Mr. Smith and his eligible dependents receive disability, health, dental or other insurance plans available to all of TriCo’s employees.
The term of Mr. Smith’s employment agreement automatically extends for an additional one-year term unless one party notifies the other party to the contrary not less than six (6) months prior to the anniversary date of the agreement. If Mr. Smith is terminated without cause and not in connection with a change of control, then TriCo will pay to Mr. Smith all amounts earned or accrued as salary and payments equal to the sum of (a) two (2) times his current base salary payable in equal payments over a period of 24 months, (b) his annual bonus for the last year if not yet paid (in a lump sum); and (c) a prorated amount of Mr. Smith’s target annual bonus through the date of termination. If Mr. Smith’s employment is terminated in various circumstances as described under “Compensation of Named Executive Officers - Potential Payments Upon Termination or Change of Control,” then Mr. Smith would be entitled to receive the potential benefits described in that section.
Receipt of any severance benefits are conditioned on Mr. Smith releasing the Company and its affiliates from all legal claims. In addition, Mr. Smith has agreed to protect the Company’s trade secrets and confidential information and, for a period of 12 months following his termination, that he will not induce employees to leave the Company’s employment or use confidential information to solicit the Company’s customers.

In addition, any incentive compensation paid to Mr. Smith is subject to potential clawback as required by any applicable law, government regulation, stock exchange listing requirement or the Company’s policies adopted pursuant to such laws or requirements.

Potential Payments Upon Termination or Change of Control

Change of Control Agreements. Each named executive officer has entered into an amended an restated agreement with TriCo that provides them with benefits if TriCo experiences a change of control. The agreements contain a double trigger, providing (a) if a change of control occurs and (b) the executive’s employment is terminated other than for “cause” or the executive terminates employment after a substantial and material negative change in title, compensation or responsibilities, or principal location of employment within two years after such change of control, then the executive is entitled to receive a severance payment equal (a) two times the executive’s annual base salary in effect at the time; plus (b) two times the executive's most recent annual bonus target for the fiscal year that immediately precedes the executives termination of employment, plus (c) a prorated portion of the executive’s annual target bonus for the fiscal year in which the executive’s employment is terminated, based on the number of months of service completed for the year which the executive’s employment terminates; and (d) reimbursement of up to 18 months of COBRA premiums. Receipt of the severance benefits are conditioned on the executive releasing the Company and its affiliates from all legal claims. In addition, the executive agrees to protect and not disclose the Company’s trade secrets.

Similarly, Mr. Smith's agreement contains a double trigger, providing (a) if a change of control occurs and (b) his employment is terminated other than for “cause” or he terminates employment after a material diminution in his title, duties or responsibilities, a material breach by the employer of the compensation provisions of the agreement, a material breach by the employer of the agreement, or a relocation of his principal location of employment within 24 months after such change of control, then Mr. Smith is entitled to receive a severance payment equal to (a) three times his annual base salary in effect at the time; plus (b) two and half times his most recent target annual bonus; (c) a prorated portion of his annual target bonus for the fiscal year in which his employment is terminated, based on the number of months elapsed prior to his termination; and (d) reimbursement of up to 18 months of COBRA premiums.

If, as a result of a Change of Control, the executive becomes entitled to any payments which are determined to be subject to Internal Revenue Code Section 280G, then the executive’s benefits will be equal to the greater of (1) the benefit under the change of control agreement (or Employment agreement with respect to Mr. Smith) reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment” under Internal Revenue Code Section 280G, or (2) the benefit under the Change of Control Agreement after taking into account the amount of the excise tax imposed under Internal Revenue Code Section 280G due to the benefit payment.

A “change of control” as defined in Mr. Smith’s employment agreement generally occurs in connection with:
•a person or group becoming the owner of 50% or more of our outstanding common stock,
•a merger, consolidation, or reorganization, or all of substantially all of the assets of TriCo; only if the shareholders of TriCo immediately before the transaction own less than 40% of the combined voting power of the surviving entity,
•a replacement of at least a majority of our directors.

A “change of control” as defined in our executives’ change of control agreements (other than Mr. Smith’s employment agreement”) generally occurs in connection with:
•a person or group becoming the beneficial owner of 40% or more of our outstanding common stock,
•the purchase of our common stock pursuant to a tender or exchange offer,
•our shareholders’ approval of the merger of TriCo where TriCo is not the surviving corporation, the sale of all of our assets or TriCo’s dissolution, or
•a replacement of at least a majority of our directors in a 12-month period.
For “cause” as defined in these agreements (and Mr. Smith's employment agreement) means an employee’s:
•material dishonesty, breach of fiduciary duty, willful misconduct, dereliction of duty or conviction of a felony or other crime the subject matter of which is related to the executive’s duties for TriCo or involves material moral turpitude,
•commission of an act of fraud or bad faith upon TriCo,
•willful misappropriation of any funds or property of TriCo, or
•willful continued and unreasonable failure to perform the executive’s duties or obligations.
Upon termination of an executive’s employment or service, a participant will generally have 90 days following termination of employment or service to exercise any vested options. All options which are not exercised prior to 90 days after the date the executive ceases to serve as an employee of TriCo shall be forfeited. If an executive is terminated for cause, all right to exercise vested options terminates on the date of the executive’s termination. Typically, unvested RSUs and PSUs are forfeited upon termination of an executive's employment or service. Upon a change in control, the terms of the stock award agreements, the stock plan and/or the acquisition agreement determine treatment of such unvested stock awards.
Nonqualified Deferred Compensation Plans. An executive’s plan benefit is generally payable upon retirement, separation from employment or death. However, if an executive is terminated for cause, our compensation and management succession committee can determine in its discretion whether the interest credited to the executive’s account with respect to deferrals and any contributions made by TriCo are forfeited. For “cause” as defined in this plan is generally the same as an “involuntary termination” under our supplemental executive retirement plan described below. An executive can also elect in advance to receive a distribution of a plan benefit in the event of a change of control. A “change of control” as defined under our 2005 deferred compensation plan generally means:
•the acquisition of more than 50% of our outstanding stock,
•the acquisition in 12 months or less of at least 35% of our stock,
•the replacement in 12 months or less of a majority of our directors, or
•the acquisition in 12 months or less of at least 40% of our assets.
In addition to any advance election to receive a benefit in the event of a change of control, the executive can make an advance election as to the time and form for the benefit distribution after the executive’s separation from employment. In all cases, other than a distribution to satisfy the executive’s severe financial hardship, the executive may elect to receive benefit payments in a lump sum or in annual installments over 5, 10 or 15 years. An executive’s distribution election can be changed in advance of retirement or other separation in accordance with Section 409A of the Code. All distributions under the plan are subject to Section 409A of the Code including, for example, the rule that an employee who is a “specified employee” may not receive a distribution of a benefit until at least 6 months following separation.
Supplemental Executive Retirement Plans. Under our 2004 supplemental executive retirement plan, if, following a change of control, a participant retires after age 55, is terminated without cause or voluntarily terminates within 24 months, he is entitled to a supplemental retirement benefit. The monthly lifetime benefit is determined by a formula based on the executive’s highest average compensation, including salary and bonus, for 36 of the last 60 months of the executive’s employment and years of service when the executive ceases employment. The executive is entitled to a supplemental retirement benefit under the plan without regard to the minimum number of years of service that would be required if retirement or termination had occurred before the change of control. An executive’s benefit is reduced by the sum of the executive’s ESOP and social security benefits. In general, monthly benefit payments begin on the first day of the month after retirement or other termination from employment following a change of control without any reduction for payment of this benefit prior to age 62, as would be the case if the executive had retired or terminated before a change of control. See “Pension Benefits” for a description of benefits payable not in connection with a change of control. A “change of control” as defined under this plan is generally the same as under our executive change of control agreements. An involuntary termination with cause as defined in this plan generally means a termination due to:
•gross negligence or gross neglect,
•commission of a felony, misdemeanor or any other act involving moral turpitude, fraud or dishonesty which has a material adverse impact on TriCo,
•willful and intentional disclosure, without authority, of any secret or confidential information that has a material adverse impact on TriCo, or
•willful and intentional violation of the rules of any regulatory agency that has a material adverse impact on TriCo.
Joint Beneficiary Agreements. In 2003, we entered into joint beneficiary agreements with Messrs. Smith and Carney. Under these agreements, Tri Counties Bank purchased a life insurance policy on the executive’s life and the executive may designate beneficiaries to receive his share of the death proceeds, if any. The value of the benefits that would be received by the executive’s beneficiaries depends on the executive’s age at the time of death, whether the executive was eligible for benefits under our supplemental executive retirement plan, and the cash value of the plan compared to the benefits payable on death.
Summary. The amounts listed in the following table are estimated maximum amounts that would have been payable to our executives upon termination of employment in certain circumstances if payment had occurred on December 31, 2021. The actual amounts payable can only be determined when an executive is terminated from TriCo and can be more or less than the amounts shown in the following table, depending on the facts and circumstances actually prevailing at the time of the executive’s termination of employment. Our compensation and management succession committee may in its discretion revise, amend or add to the benefits if it deems advisable. Thus, the actual amounts payable in certain circumstances could be significantly greater or less than the estimated amounts shown in the following table.

Name	Benefit	Involuntary termination for cause ($)	Involuntary termination not for cause ($)	Retirement or voluntary resignation ($)	Death ($)	Disability ($)	After change in control, involuntary or good reason termination ($)
Richard Smith	Severance pay(1)	-	1,650,000	-	-	-	2,475,000
	Equity award vesting acceleration(2)	-	-	-	-	-	460,454
	Supplemental executive retirement plans(3)	-	11,795,833	11,795,833	11,795,833	11,795,833	11,795,833
	Deferred compensation plan(4)	181,000	534,529	534,529	534,529	534,529	534,529
	Joint beneficiary agreement(5)	-	-	-	4,970,646	-	-
	Total	181,000	13,980,362	12,330,362	5,505,175	12,330,362	15,265,816
Peter Wiese	Severance pay(1)	-	-	-	-	-	1,488,000
	Equity award vesting acceleration(2)	-	-	-	-	-	211,141
	Total	-	-	-	-	-	1,699,141
John Fleshood	Severance pay(1)	-	-	-	-	-	1,395,000
	Equity award vesting acceleration(2)	-	-	-	-	-	186,725
	Total	-	-	-	-	-	1,563,764
Craig Carney	Severance pay(1)	-	-	-	-	-	1,120,000
	Equity award vesting acceleration(2)	-	-	-	-	-	118,541
	Supplemental executive retirement plans(3)	-	4,670,842	4,670,842	4,670,842	4,670,842	4,670,842
	Deferred compensation plan(4)	342,164	701,113	701,113	701,113	701,113	701,113
	Joint beneficiary agreement(5)	-	-	-	1,326,993	-	-
	Total	342,164	5,371,955	5,371,955	2,028,107	5,371,955	6,610,496
Daniel Bailey	Severance pay(1)	-	-	-	-	-	1,120,000
	Equity award vesting acceleration(2)	-	-	-	-	-	122,824
	Supplemental executive retirement plans(3)	-	2,609,417	-	-	2,795,804	2,795,804
	Total	-	2,609,417	-	-	2,795,804	4,038,628

(1) Payment based on annual salary as of December 31, 2021. For change in control severance, assumes no COBRA reimbursement payments.
(2) The value of accelerated equity award vesting represents the value of the accelerated vesting of stock options and PSUs at December 31, 2021. For stock options, the value of the acceleration benefit is equal to the number of shares issuable upon the exercise of stock options for which vesting is accelerated multiplied by the difference between the market value on December 31, 2021, and the option exercise price. For PSUs, the value of the acceleration benefit is equal to the number of shares earned multiplied by the market value on December 31, 2021. The number of PSUs earned is based on actual performance measured through December 31, 2021; and further pro-rated for the performance period through December 31, 2021, over the full three-year period. The closing price of our common stock on December 31, 2021, was $42.96 per share. Stock option vesting is accelerated following a change of control regardless of an executive’s termination of employment. The vesting of the PSUs would accelerate if the executive is terminated without cause or resigns for good reason following a change of control.
(3) Represents an estimate of the present value of the accumulated benefit obligation under our supplemental executive retirement plans as of December 31, 2021, as adjusted to reflect the effect of vesting considerations in the termination situations indicated.

(4) The value of the benefits under our deferred compensation plans assumed that the executive received a lump sum payment. Participants are fully vested in amounts deferred and interest earned on such deferrals. In calculating the value of deferred compensation plans in the event of involuntary termination for cause, assumes that our compensation and management succession committee determined that the executive forfeited interest on deferrals and any contributions made by TriCo.
(5) Represents the lesser of the difference between death benefit and the cash value of the executive’s life insurance policies and the amount specified in the joint beneficiary agreement as well as potential payments under the supplemental executive retirement plan. Actual amounts could vary based on interpretations of possible set offs among the various agreements in the event of death.
Regardless of the manner in which an executive’s employment terminates, the executive is also generally entitled to receive amounts earned during the executive’s term of employment. Such amounts include, salary earned, annual incentive bonus compensation earned, gains from these exercise of vested stock options, amounts contributed under our 401(k) savings plan and our ESOP, and unused vacation pay.
Securities Authorized for Issuance Under Equity Compensation Plans
The information in the following table is provided as of the end of the fiscal year ended December 31, 2021 with respect to compensation plans (including individual compensation arrangements) under which equity securities are issuable:

Plan category	(a) No. of securities to be issued upon exercise of outstanding option, warrants and rights	(b) Weighted average exercise price of outstanding option, warrants and rights	(c) No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by securities holders(1)	78,825	$19.28	1,004,737
Equity compensation plans not approved by security holders	—	$—	—
Total	78,825	$19.28	1,004,737

(1) Includes the 2009 equity incentive plan and the 2019 equity incentive plan. Column (a) includes in the aggregate 203,280 shares underlying RSUs and PSUs that are issuable subject to vesting and, in the case of the PSUs, performance requirements. These rights are not included in calculation of the weighted-average exercise price in column (b). No further share awards will be granted under the 2009 equity incentive plan; accordingly, column (c) includes only shares available under the 2019 equity incentive plan.

REPORT OF THE AUDIT COMMITTEE

To Our Shareholders:
In accordance with its written charter, the audit committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on the Company’s internal control over financial reporting. In this context, the audit committee has reviewed and discussed with management and Moss Adams LLP (“Moss Adams”) the audited financial statements for the year ended December 31, 2021 and Moss Adam’s evaluation of the Company’s internal control over financial reporting. The audit committee has discussed with Moss Adams the matters that are required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
Moss Adams has provided to the audit committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with Moss Adams that firm’s independence. The audit committee has concluded that Moss Adam’s provision of audit and non-audit services to TriCo and its affiliates is compatible with Moss Adam’s independence.
The audit committee discussed with the Company’s internal auditors and Moss Adams the overall scope and plans for their respective audits. The audit committee met with the internal auditors and with Moss Adams, with and without management present, to discuss the results of their audit examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on the audits and discussions referred to above, the audit committee, on February 24, 2022, recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.
Respectfully submitted:
Donald J. Amaral (Chair)
John S. A. Hasbrook
Kirsten E. Garen
Cory W. Giese
Martin A. Mariani
Kimberley H. Vogel

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the Audit Committee’s Selection of Moss Adams LLP
Our audit committee has selected the firm of Moss Adams LLP (“Moss Adams”) as our independent registered accounting firm for 2022. At the meeting, shareholders will be asked to ratify that selection. Moss Adams served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2021. It is expected that representatives of Moss Adams will be present at the meeting and will have the opportunity to make a statement and to answer appropriate questions. However, in the event the COVID-19 pandemic prevents representatives of Moss Adams from attending for health or other reasons, the representatives may attend via teleconference.
If shareholders fail to ratify the appointment of Moss Adams, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time.
Accounting Firm Fees
The following table sets forth the aggregate fees billed for audit services, as well as fees billed with respect to audit-related, tax and all other services, provided by Moss Adams to the Company and its related entities for the last two fiscal years. Any engagement of the Company’s independent registered public accounting firm for permissible audit, audit-related, tax and other services are preapproved by the audit committee. The audit committee may provide a general preapproval for a particular type of service or require specific preapproval.

	2021	2020
Audit fees (1)	$576,500	$579,000
Audit-related fees (2)	51,500	45,500
Tax fees	0	—
All other fees (3)	0	—
Total (4)	$628,000	$624,400

(1) For auditing our annual consolidated financial statements and our interim financial statements in our reports filed with the SEC and auditing our internal controls over financial reporting and management’s assessments of those controls.
(2) For accounting and auditing consultation services, audits of our employee benefit plans, assistance with registration statements filed with the SEC, and audits of separate subsidiary financial statements.
(3) For accounting and auditing consultation services related to mergers and acquisition activities.
(4) Prior to February 18, 2020, the audit committee was the audit and risk committee.

OTHER INFORMATION

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our stock, to file reports of ownership and changes in ownership with the SEC. Executive officers and directors, and persons who own greater than ten percent of a registered class of our stock, are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of (i) Forms 3, 4 and 5 filed for directors and executive officers for the fiscal year ended December 31, 2021, and (ii) their written representations (if applicable) that no Form 5 is required, we believe that all reporting persons made all Section 16 filings required under the Securities Exchange Act of 1934 with respect to the 2021 fiscal year on a timely basis.

Financial Materials
Shareholders may request free copies of our financial materials (annual report, Form 10-K and proxy statement) from TriCo Bancshares, 63 Constitution Drive, Chico, California 95973 - Attention: Corporate Secretary. These materials may also be accessed on our website at https://www.tcbk.com/investor-relations.
How to Contact the Board / Independent Lead Director
Shareholders may direct questions to any director, including the independent lead director, by mail to: TriCo Bancshares, 63 Constitution Drive, Chico, California 95973 - Attention: Corporate Secretary. All communications required by law or regulation to be relayed to the Board will be promptly delivered to the independent lead director. The independent lead director monitors these messages and replies appropriately. The current independent lead director is Mr. Corey W. Giese. We also encourage shareholders to attend the annual meeting to ask questions of directors concerning TriCo.

Employees and others may confidentially or anonymously report potential violations of laws, rules, regulation or our code of business conduct, including questionable accounting or auditing practices, by calling our hotline at (844) 920-1189 or visit https://tcbk.ethicspoint.com. Employee comments regarding financial matters will be promptly delivered to the chair of the audit committee, Mr. Amaral.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The following questions and answers provide information about the meeting, the matters to be voted upon at the meeting, and other information.

1.Q:    Why am I receiving these materials?

A.The Board of Directors of TriCo Bancshares is providing these proxy materials to you in connection with the solicitation of proxies for its annual meeting of shareholders, which will take place on May 19, 2022, and any adjournments and postponements of the annual meeting, which we refer to as the “meeting.” As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.

If you received a paper copy of the proxy materials this year, but in the future would like to receive the proxy materials electronically, you can elect to do so by: (i) following the instructions provided in the proxy card, if your shares are registered in your name, or (ii) contacting your broker, trustee, bank or other nominee, if you hold your shares in street name.
2.Q:    What information is contained in these materials?

A.The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and executive officers and certain other required information. A copy of our 2021 Annual Report is also enclosed.

3.Q:    How can I access TriCo’s proxy materials and Annual Report electronically?

A.This proxy statement and the 2021 Annual Report are available on TriCo’s website at www.tcbk.com. Click on “About,” then “Investor Relations”. Most shareholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet. Information on or connected to our website (or the website of any third party) referenced in this proxy statement is separate from and not a part of or incorporated by reference into this proxy statement.
If you are a shareholder of record, you can choose this option and save TriCo the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your TriCo shares through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports.

If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access TriCo’s Proxy Statement and Annual Report. Your choice will remain in effect until you tell us otherwise or until your consent is deemed to be revoked under applicable law. You do not have to elect Internet access each year. To view, cancel, or change your enrollment profile, please go to https://www-us.computershare.com/investor.
4.Q:    Who is entitled to vote at the meeting?

A.Only shareholders of record at the close of business on the record date of April 5, 2022 may vote at the meeting. As of the record date, 33,837,930 shares of our common stock were issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held on the record date.

5.     Q:    What is the difference between holding shares as a shareholder of record and holding shares as a beneficial owner?

A.Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. The distinctions between shares held of record and shares owned beneficially are summarized below.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered to be the shareholder of record of those shares and the Notice (and any proxy materials you may request) are being sent directly to you by TriCo. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. Please follow the instructions in the Notice on how to vote your shares.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or bank how to vote your shares for you.
If you are a beneficial owner of shares held in street name and do not provide the broker that holds your shares with specific voting instructions, then such broker may generally vote your shares in their discretion on “routine” matters, such as the ratification of the selection of our independent registered public accounting firm, but cannot vote on “non-routine” matters, such as the election of directors or the advisory vote on executive compensation. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or nominee may inform TriCo that it does not have the authority to vote on the matter with respect to your shares, though your shares would still be considered present for quorum purpose. This is generally referred to as a “broker non-vote."
6.Q:    What may I vote on at the meeting?

A.You may vote to elect 12 nominees to serve on our Board of Directors for terms expiring at the next annual meeting, on an advisory proposal concerning our executive compensation and to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for 2022.
7.Q:    How are votes counted?

A.In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. In addition, under California law and our Bylaws, shareholders are entitled to cumulate votes in the election of the directors by following the procedures described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.” If the proxy is marked FOR all of the director nominees or not marked with respect to election of directors, authority will be granted to the persons named in the proxy to cumulate votes if they so choose and to allocate votes among the nominees in such a manner as they determine is necessary in order to elect all or as many of the nominees as possible. Subject to the Company's majority withhold vote policy, the 12 nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present. However, if a nominee receives more “withhold” votes than “for” votes, the nominee is required to submit a resignation to the nominating and corporate governance committee for its consideration. See “Corporate Governance, Board Nomination and Board Committees—Majority Election of Directors.

You may vote FOR or AGAINST or ABSTAIN from voting on the advisory proposal concerning the approval of our executive compensation. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.
You may vote FOR or AGAINST or ABSTAIN from voting on the ratification of Moss Adams LLP as our independent registered public accounting firm for 2022. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.
8.Q:    How are abstentions and broker non-votes treated?

A.Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. Abstentions and broker non-votes will not impact the election of directors. Abstentions and broker non-votes will not have any effect on the other proposals if the number of affirmative votes cast for the proposal is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the meeting. However, if the number of affirmative votes cast for any of the other proposals is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the meeting, then abstentions and broker non-votes will have the same effect as a vote against the proposal.
9.Q:    Can I change my vote?

A.You have the right to revoke your proxy at any time before the meeting by:
•providing written notice to TriCo’s corporate secretary and voting in person at the meeting, or
•appointing a new proxy before the meeting begins.
Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing. If you are a beneficial owner, you must follow the instructions provided by your broker, bank or other nominee to change your vote as they will require action prior to the meeting date.
10.Q:    What if I own shares through TriCo’s Employee Stock Ownership Plan and Trust?

A.For present or past employees of TriCo, your proxy includes any shares held in your account under our employee stock ownership plan and trust. If you hold shares of common stock through such plan and do not provide voting instructions to the plans’ trustees or administrators, your shares will be voted in the same proportion as the shares beneficially owned through such plan for which voting instructions are received, unless otherwise required by law.
11.Q:    What does it mean if I get more than one proxy card?

A.If your shares are registered differently and are held in more than one account, then you may receive more than one set of proxy materials or proxy card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address. If you are a shareholder of record, you can accomplish this by contacting Computershare at 462 South 4th Street, Suite 1600, Louisville, KY, 40202 or PO BOX 505000, Louisville, KY, 40233-5000. Phone: (800) 676-0712.
12.Q:    Who may attend the meeting?

A.Due to the continuing public health impact of the pandemic, the possible limitations on public gatherings in California, and to support the health and well-being of our shareholders and other stakeholders, shareholders will be able to participate in person or via a live audio internet presentation of the annual meeting. The internet option will allow shareholders to listen to, and ask questions during, the annual meeting.

All shareholders who owned shares of our common stock as of the close of the market on April 5, 2022, may attend the meeting in person or via the internet.

To participate in the annual meeting online, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
If you hold your shares through an intermediary, such as a bank or broker (e.g., in "street name"), you must register in advance using the instructions below.

The meeting will begin promptly at 2:00 p.m., Pacific Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.
Internet Shareholders may listen to the meeting via live audio webcast at such time by logging on to www.meetnow.global/MXGCQGM using your control number.

Shareholders of Record: If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.
Beneficial Owners: If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.

To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your TriCo holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 18, 2022. You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:    Computershare
TriCo Bancshares Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

ESOP Participants: If you are a participant of the TriCo Bancshares Employee Stock Ownership Plan (the “Plan”), you will receive a proxy that covers all shares of TriCo Bancshares stock for which you have the right to give voting instructions to the Trustees of the Plan (Donald J. Amaral, Michael W. Koehnen, and Richard P. Smith). If a participant does not provide the Trustees with written instructions before 5:00 p.m. Eastern time on May 18, 2022, the Trustees will vote a participant's shares held in the Plan in the same proportion as the shares for which instructions are received from other participants.
Guests: Non-shareholders, and shareholders not having their control number will be able to log on as a guest but will not be able to ask questions.

Updates: We will continue to actively monitor the pandemic; and we will announce any additional alternative arrangements for the meeting as promptly as practicable, which may include adjourning or postponing the annual meeting to another time or place. Please monitor our annual meeting website at https://www.tcbk.com/investor-relations for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting; please be prepared to provide the control number from your Notice or proxy card.
Trouble Accessing the Meeting: The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it, or you may call 1-888-724-2416.
13.Q:    How will voting on any other business be conducted?

A.We do not know of any business to be considered at the meeting other than election of 12 directors, the advisory vote on executive compensation, and the ratification of Moss Adams LLP as our independent registered public accounting firm for 2022. If any other business is properly presented at the meeting, including matters concerning the conduct of the meeting, such as adjourning the meeting to another time or place. Your proxy gives the proxy holders the authority to vote on these matters in their best judgment.
14.Q:    Where and when will I be able to find the results of the voting?

A.The results of the voting will be announced at the meeting. We will also publish the final results in a report on Form 8-K that we file with the SEC following the meeting.
15.Q:    Is my vote confidential?

A.Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriCo or to third parties except as necessary to meet applicable legal requirements, to allow for the counting and certification of votes, or to help our Board solicit proxies.
16.Q:    When are shareholder proposals for the 2023 annual meeting due?

A.All shareholder proposals to be considered for inclusion in our proxy statement for the 2023 annual meeting must be received at our principal office by December 19, 2022. Shareholder nominations for directors must be received by our president as described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.”
17.Q:    Who will bear the cost of soliciting proxies for the meeting and how will these proxies be solicited?

A.We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities.

trico bancshares

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/TCBK** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/TCBK

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:

01 - Donald J. Amaral	02 - Kirsten E. Garen	03 - Cory W. Giese
04 - John S. A. Hasbrook	05 - Margaret L. Kane	06 - Michael W. Koehnen
07 - Anthony L. Leggio	08 - Martin A. Mariani	09 - Thomas C. McGraw
10 - Jon Y. Nakamura	11 - Richard P. Smith	12 - Kimberley H. Vogel

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08	09	10	11	12
☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. Advisory approval of the company's executive compensation.	☐	☐	☐
3. To ratify the selection of Moss Adams LLP as the company's independent auditor for 2022.	☐	☐	☐

4. Attend to any other business properly before the meeting.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 P C F

03M4PA

2022 Annual Meeting Admission Ticket
2022 Annual Meeting of TriCo Bancshares Shareholders

The 2022 Annual Meeting of Shareholders of TriCo Bancshares will be held on Thursday, May 19, 2022 at 2:00 pm PT, both virtually via the Internet at www.meetnow.global/MXGCQGM and in person at 63 Constitution Avenue, Chico, CA.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The Proxy Statement and the 2021 Annual Report to Shareholders are available at: www.envisionreports.com/TCBK

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/TCBK

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — TRICO BANCSHARES

Annual Meeting of Shareholders – May 19, 2022
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Richard P. Smith and John S. Fleshood, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of TriCo Bancshares common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2022 Annual Meeting of Shareholders of the company to be held on Thursday, May 19, 2022 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

For those who are participants of the TriCo Bancshares Employee Stock Ownership Plan (the "Plan"), this proxy also covers all shares of TriCo Bancshares stock for which you have the right to give voting instructions to the Trustees of the Plan (Donald J. Amaral, Michael W. Koehnen, and Richard P. Smith). Please instruct the Trustees how to vote on these proposals by indicating your selection on the reverse of this Proxy card.

If the Trustees do not receive written instructions from you before 5:00 PM Eastern time on May 16, 2022, the Trustees will vote your shares held in the Plan in the same proportion as the shares for which instructions are received.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐